Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 4.16
Execution Version

SHARE PURCHASE AGREEMENT
dated September 29, 2022
between

[***]
(the "Seller 1")
[***]
(the "Seller 2")
[***]
(the "Seller 3")
[***]
(the "Seller 4")
[***]
(the "Seller 5")
[***]
(the "Seller 6")
[***]
(the "Seller 7")
[***]
(the "Seller 8")
[***]

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(the "Seller 9")
[***]
(the "Seller 10")
[***]
(the "Seller 11")
[***]
(the "Seller 12")
[***]
(the "Seller 13")
[***]
(the "Seller 14")
[***]
(the "Seller 15")
[***]
(the "Seller 16")
[***]
(the "Seller 17")
[***]
(the "Seller 18")
[***]
(the "Seller 19")
[***]

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(the "Seller 20")
[***]
(the "Seller 21")
[***]
(the "Seller 22")
[***]
(the "Seller 23")
[***]
(the "Seller 24")
[***]
(the "Seller 25")
[***]
(the "Seller 26")
(the Sellers 1 through 26 each a "Seller" and collectively the "Sellers")

and
GENFIT SA, company number 424 341 907 RCS. Lille Métropole
885 avenue Eugène Avinée Parc Eurasanté 59120 Loos
(the "Buyer")
(each of the Sellers and the Buyer each a "Party" and collectively the "Parties")
and

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VISCHER AG
Aeschenvorstadt 4, 4010 Basel, Switzerland
(the "Sellers' Representative")
regarding the sale and purchase of all shares and options in
Versantis AG, Zurich, Switzerland

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PREAMBLE
A.Versantis AG is a stock corporation incorporated under the laws of Switzerland, registered under no. CHE-269.651.272 in the commercial register of the canton of Zurich, with registered office at Technoparkstrasse 1, 8005 Zurich, Switzerland (the "Company"). The Company has a fully paid-in share capital of CHF 343'484.00 divided into (i) 109'437 registered common shares with a nominal value of CHF 1 each (the "Common Shares"), (ii) 117'382 registered series A preferred shares with a nominal value of CHF 1 each (the "Series A Preferred Shares") and (iii) 116'665 registered series B preferred shares with a nominal value of CHF 1 each (the "Series B Preferred Shares" and together with the Series A Preferred Shares, the "Preferred Shares") (the Common Shares, the Series A Preferred Shares and the Series B Preferred Shares, collectively, the "Shares" and each individually a "Share").
B.The Sellers 1 through 17 are the legal owners of all Shares as set forth in Annex 0, save for 12'063 treasury shares which are owned by the Company. The Sellers 1, 2, 5

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and 18 through 26 are the legal owners of all [***] Options as set forth in Annex 0 (collectively, the "Options" and each individually an "Option)".
C.The Company directly owns all 1'000 shares of common stock with a par value of USD 0.00001 per share in Versantis, Inc., a Delaware corporation.
D.The Buyer is a stock corporation incorporated under the laws of France, registered in the commercial register of Lille, France under the number 424 341 907, with registered office at 885 avenue Eugène Avinée Parc Eurasanté, 59120 Loos, France.
E.The Sellers individually intend to sell and, at the Closing Date, to transfer to the Buyer and the Buyer intends to buy and, at the Closing Date, to receive from the Sellers, all the Shares and all the Options, it being understood that certain Options shall be cancelled in accordance with Section 2.2.
F.Prior to the execution of this Agreement, the Buyer conducted a comprehensive due diligence on the Group Companies, their businesses and operations. In this context, the Buyer reviewed, inter alia, the information made available to the Buyer.
G.On [***] the Parties have entered into that certain negotiation and exclusivity agreement (the "NEA").
Therefore, the Parties have come to the following agreement (together with this Preamble and all Annexes the "Agreement"):
1.DEFINITIONS
Capitalized terms used in this Agreement shall have the meaning assigned to such terms in Annex 1.
2.OBJECT OF PURCHASE
2.1Shares
Subject to the terms and conditions of this Agreement, each Seller holding Shares hereby agrees to sell and, at the Closing Date, to transfer to the Buyer, and the Buyer hereby agrees to purchase and accept from such Sellers, all the Shares at the Purchase Price as listed opposite the name of each such Seller in Annex 0.
2.2Options
Subject to the terms and conditions of this Agreement, each Seller (other than a U.S. Seller) holding Options hereby agrees to sell at the Closing Date to the Buyer, and the Buyer hereby agrees to purchase from such Sellers, all the Options at the Purchase Price as listed opposite the name of each such Seller in Annex 0. The Company hereby agrees to such transfer. In addition, subject to the terms and conditions of this Agreement, each U.S. Seller holding Options hereby agrees to the cancellation of such Options (the "U.S. Holder Options") at the Closing Date in

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exchange for the Purchase Price as listed opposite the name of each such U.S. Seller in Annex 0. The Company hereby agrees to such cancellation. For purposes of this Agreement, the "U.S. Sellers" are Seller 21 and Seller 26.
2.3Benefit and Risk
The economic benefit and risk (Nutzen und Gefahr) with respect to the Shares and Options, respectively, shall pass to the Buyer with effect as of the Closing Date. Subject to Closing occurring, article 185 para. 3 of the CO is hereby expressly waived by the Parties.
2.4Treatment of Options and Employee Shares
1.1.1Purchase Price Treatment
For the Purchase Price for (i) each Option, (ii) each Common Share marked accordingly in Annex 0, the sale of which qualifies as income from employment (unselbständige Erwerbstätigkeit) as indicated in Annex 0 (the "Employee Shares") and (iii) each U.S. Holder Option, the following principles apply:
A)Options: each holder of Options (other than U.S. Sellers) shall have the right to receive from the Company as gross salary payment (i) an amount equal to the pay-out for a Common Share of the Base Purchase Price per Option net of the applicable Deductions in accordance with Section 2.4.3 less the applicable strike price and less any applicable employee portion of the Deductions (as defined below), as listed opposite the name of each such holder of Options in Annex 0 plus (ii) an amount equal to the pay-out for a Common Share per Option of any Milestone Payments less any applicable employee portion of the Deductions.
B)Employee Shares: each holder of Employee Shares shall have the right to receive, with respect to each Employee Share, the pay-out for a Common Share of the Base Purchase Price in accordance with this Agreement less any applicable employee portion of the Deductions plus an amount equal to the pay-out for a Common Share of any Milestone Payments less any applicable employee portion of the Deductions.
C)U.S. Holder Options: each U.S. Seller that holds U.S. Holder Options shall have the right to receive from the Company (i) an amount equal to the pay-out for a Common Share of the Base Purchase Price per Option in accordance with this Agreement less the applicable strike price and less any applicable employee portion of the Deductions, plus (ii) an amount equal to the pay-out for a Common Share per Option of any Milestone Payments, less any applicable employee portion of the Deductions. It is the intention of the Parties that, as of the Closing Date, any Milestone Payments shall be deemed subject to a substantial risk of forfeiture until such amounts become due and payable hereunder for U.S. tax purposes.

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D)Employer Portion of Deductions: The aggregate applicable portion of the Deductions required to be contributed to the relevant authorities by the employer in connection with the sale of Options and Employee Shares and the cancellation of the U.S. Holder Options contemplated under this Agreement and the respective payments by the employer to the respective holder of Options and Employee Shares on the account of the employer (employer portion) shall be deducted from the relevant Base Purchase Price component (being the Initial Consideration (as defined below) and the Adjustment Amount (as defined below)) and the Milestone Payments, respectively and, thereby, are economically borne by all the Sellers. Such employer Deductions shall be paid to the Company Account (as defined below) in accordance with the procedures set forth in Section 2.4.3. The employer part of Deductions are treated like Transaction Costs reducing the overall payout.
1.1.2Tax Deductions
Any applicable social security or pension contributions by the employer and the employee, any salary withholding tax (Quellensteuer) and any other Tax and other similar salary deductions required to be made and, for U.S. Sellers only, any applicable U.S. withholding Taxes, including the employer and employee portion of payroll Taxes (together the "Deductions") shall - when making the payment of the Base Purchase Price or any Milestone Payment - be deducted from such payment. All Deductions shall be calculated and made in accordance with the applicable legislation and practice by the competent authorities at the time of payment.
Annex 2.4.2 contains a calculation of the Deductions on the Initial Consideration and a sample calculation of the Deductions on the Adjustment Amount. Deductions in relation to the Initial Consideration to be made by the Company, shown as separate items as employer portion and employee portion is on page 1 of the Annex 2.4.2, and as aggregate figure on in the last section of Annex 3.2. Deductions to be made by Versantis Inc, are shown on page 2-4 of the Annex 2.4.2, and as aggregate figure on in the last section of Annex 3.2.
For the (final) Adjustment Amount and any Milestone Payments the applicable Deductions shall be determined by the Company and the Buyer in a way consistent with the process used in Annex 2.4.2 based on the net pay-out applicable to the Options, Employee Shares or U.S. Holder Options, respectively, in an amount determined in accordance with Section 2.4.1, subsection a), b) or c), respectively, as communicated by the Sellers' Representative upon request, it being understood that such an amount equal to the pay-out for a Common Share of the Base Purchase Price per Option net of the applicable Deductions in accordance with Section 2.4.3 less the applicable strike price and less any applicable employee portion of the Deductions, as listed opposite the name of each such holder of Options in Annex 0.

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1.1.3Purchase Price Payment Process
A)Base Purchase Price: The Buyer shall pay the Base Purchase Price to the Sellers' Representative Bank Account as per Section 3.3 net of the applicable Deductions and, and pay the applicable Deductions to the Company's bank account (the "Company Account") set forth in Annex 2.4.3a) and cause the Company (or the applicable Affiliate thereof) to pay the employer and employee portion of the Deductions to the relevant authorities.
B)Milestone Payment: The Buyer shall pay the relevant Milestone Payment to the Sellers' Representative Bank Account net of any applicable Deductions, pay the applicable Deductions to the Company Account (or the applicable account of an Affiliate thereof) and cause the Company (or the applicable Affiliate thereof) to pay the employer and employee portion of the applicable Deductions to the relevant authorities.
C)[***]
D)Options and Employee Shares: The Parties record that payment of the Base Purchase Price and the Milestone Payments, respectively, for the Options (excluding U.S. Holder Options) and the Employee Shares respectively, by the Buyer in accordance with Sub-Sections a) and b) constitutes a salary payment by the Company to the respective holder and employee.
E)U.S. Holder Options: Upon the Company (or the applicable Affiliate of the Company) having received the U.S. Sellers' individual portion of the Base Purchase Price and Milestone Payments respectively (in each case net of the employer portion of any applicable Deductions which will be deducted from the respective Purchase Price payable to all Sellers), the Company (or the applicable Affiliate of the Company) shall deduct from such individual allocated amount any applicable withholding Tax and pay the outstanding amount to the U.S. Sellers. The Buyer shall cause the Company (or the applicable Affiliate thereof) to pay the employer and employee portion of such Deductions to the relevant authorities.
F)Tax Ruling: If the Tax authorities have not formally approved the Tax Ruling requested regarding [***], the Sellers' Representative shall withhold [***] from their respective portion of the Initial Consideration (i.e. an amount which is equal to the maximum possible Deductions) and (once paid) [***] from their respective portion of the Adjustment Amount and [***] from their respective portion of any Milestone Payment (or such higher or lower percentage of Deductions as required by law from time to time) until a final assessment by the competent tax authorities [***]. If the payments for the Common Shares held by Sellers 1 and 2, respectively, are qualified as employment income or employment income subject to social security deductions in a final and not

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appealable tax or social security assessment, [***] are treated as Employee Shares in accordance with this Agreement. The Sellers' Representative shall pay the withheld amount of Deductions to the Company Account and the Buyer shall cause the Company to pay the employer and employee portion of the Deductions to the relevant authorities. If the final assessment confirms that the payment in relation to [***] do not constitute employment income, the Sellers's representative shall release the respective withheld amounts to Sellers 1 and 2. If the Company receives an assessment from the Tax or social security authorities, the Buyer shall promptly notify the Sellers' Representative and shall appeal upon request of the Sellers' Representative such decision by either authorizing the Sellers' Representative or submitting the factual and legal arguments submitted by the Sellers' Representative; the fees of such procedures shall be advanced and covered by the Seller(s) 1 and/or 2.
2.5Waiver
Each of the Sellers hereby expressly and irrevocably agrees, solely for the benefit of the other Sellers that (a) the methodology set forth in this Section 2 for determining the consideration payable to such Seller is, in all respects, consistent and in accordance with the Company's articles of association, the Stock Option and Incentive Plan Regulation 2018, the SHA, the IA and applicable law, (b) Annex 0 is complete and accurate in all respects and was calculated pursuant to and in accordance with this Section 2, the Company's articles of association, the Stock Option and Incentive Plan Regulation 2018, the SHA, the IA and applicable Law and (c) payment of the amounts of the Purchase Price in accordance with this Agreement shall satisfy all rights of such Seller under the Company's articles of association, the Stock Option and Incentive Plan Regulation 2018, the SHA, the IA and applicable law in connection with the transactions contemplated in this Agreement.
Each of the Sellers hereby agrees for the benefit of the Buyer that payment of the Purchase Price by the Buyer and (in case of the U.S. Holder Options) the Company, respectively, in accordance with the procedures set forth in this Agreement to the Sellers' Representative and the Company, respectively, are deemed to be in full performance and discharge of the obligations regarding the Purchase Price of the Buyer and the Company, respectively, towards such Seller.
3.PURCHASE PRICE
3.1Amount
The purchase price for all the Shares and the Options shall be calculated as follows (the "Purchase Price"):
A)an initial consideration of CHF 40'000'000.00 (the "Initial Consideration");
plus

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B)the aggregate amount of Cash as of the Closing Date plus: (i) all VS-01 Phase II costs incurred for the period starting [***], and paid until Closing, and (ii) all Company Group salary costs (including employer portion of any applicable social security for the period starting [***] until Closing, as listed on a best efforts basis in Annex 3.2;
minus
C)the aggregate amount of Debt as of the Closing Date less all VS-01 Phase II costs incurred for the period starting [***], and not yet paid as at the Closing Date, as a listed on a best efforts basis in Annex 3.2;
plus
D)the Milestone Payments, payable as set forth in Section 4.2.
The Initial Consideration plus the Adjustment Amount (as defined below) is hereinafter referred to as the "Base Purchase Price".
3.2Calculation of Base Purchase Price
Annex 3.2 sets forth the good faith estimation of the Base Purchase Price and Adjustment Amount on the basis of Sections 3.1a) to c) indicating the items which are agreed and final and the items which will need to be updated, whereby in the calculation of Cash and Debt the items which are in agreed and final form are reflected as such. Annex 3.2 further sets out on a best efforts basis all VS-01 Phase II related items, it being understood that certain activities are ongoing.
3.3Payment of Initial Consideration at Closing
At the Closing Date, the Buyer shall pay the Initial Consideration of CHF 40'000'000 (forty million Swiss francs) less Deductions in connection with the holders of Options and U.S. Options, respectively, and Employee Shares pursuant to Section 2.4 (for clarity the Deductions due thereon as set out in Annex  2.4.2 shall be simultaneously paid to the Company Account), to the bank account of the Sellers' Representative as set forth in Annex 3.3 (the "Sellers' Representative Bank Account"), in cash, in CHF, without any further deductions or set-off, by wire transfer in immediately available funds, with value date being the Closing Date.
The Sellers are not obliged to consummate the transactions contemplated hereunder unless the entire Initial Consideration is fully paid at Closing.
Payment to the Seller's Representative and the Company’s bank account of the amounts in accordance with this Section 3.3 shall fully discharge the Buyer from the obligation to pay the Initial Consideration and the Buyer shall have no responsibility for the internal allocation among the Sellers.

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3.4Waiver by Sellers
Upon Closing (i) all claims of any nature whatsoever, if any, of Sellers or any of their Related Persons against any Group Company shall be deemed fully and finally settled and (ii) each Seller shall not, and shall procure that none of their Related Persons will, raise claims against any Group Company. Subject to the occurrence of Closing, each Seller hereby irrevocably waives all claims of any nature whatsoever against any Group Company with effect as of Closing. Notwithstanding the above, the two preceding sentences shall not apply to any and all claims (x) a Seller or a Seller Related Party may have in their capacity as employee, director or consultant of a Group Company, under their respective written contract disclosed to the Buyer prior to the date hereof and referred to in Annex 6.17d) to the extent such contract has not been terminated as a result of Closing, (y) Seller 26 may have under the [***] and (z) the [***] may have under the [***], entered into in writing with the Company and attached as Annex 5.2e).
3.5Payment of Adjustment Amount
Upon completion of the post-closing procedures pursuant to Section 3.6 (Post-Closing Determination of Adjustment Amount), Buyer shall pay the difference between the Initial Consideration and the Base Purchase Price as adjusted pursuant to Section 3.6 and corresponding to Cash minus Debt (the "Adjustment Amount") net of Deductions to the Sellers' Representative Bank Account and the respective Deductions to the Company Account.
1.1Post-Closing Determination of Adjustment Amount
1.6.1Closing Accounts
A)After the Closing, the Buyer shall cause the Company to establish and deliver to the Sellers' Representative within [***] calendar days after the Closing Date the calculation of the Adjustment Amount as per the Closing Date 9 (the "Proposed Adjustment Amount"), calculated in accordance with Annex 3.2.
B)The Sellers shall cooperate with, and support, the Buyer in connection with the determination of the Adjustment Amount.
C)The Buyer shall cause the Group Companies to give the Sellers' Representative and its advisors reasonably prompt access during regular business hours to the records, accounts and other information of relevance for the preparation and conduct of their review of the calculation of the Base Purchase Price and the Proposed Adjustment Amount and, if applicable, in the event of any subsequent objection and appraiser procedure pursuant to Section 3.6.2.
D)Unless the Sellers' Representative gives written notice (the "Notice of Objection") to the Buyer within [***] Business Days following receipt of the calculation of the Base Purchase Price and the Proposed Adjustment Amount that they disagree with any specific item set forth in the calculation of the Base

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Purchase Price or the Proposed Adjustment Amount, stating in such notice in reasonable detail the reasons for their objections and their proposed calculation and amounts of such item (collectively, the "Disputed Items"), the calculation of the Base Purchase Price and the Proposed Adjustment Amount and all calculations set forth therein shall be deemed final and binding on the Parties for all purposes hereunder (upon becoming final and binding in accordance with this Section 3.6, the "Final Adjustment Amount", respectively).
1.1.1Disputed Items
A)If the Sellers' Representative delivers a Notice of Objection in accordance with Section 3.6.1d), the Parties shall use reasonable endeavors in good faith to resolve any objection of the Sellers' Representative within [***] Business Days after the Buyer's receipt of the Notice of Objection. If, during such period, the Parties agree upon any of the Disputed Items, the Proposed Adjustment Amount shall be adjusted to reflect such agreement and shall become final and binding for all purposes hereunder. If the Parties are unable to reach such agreement on all Disputed Items in accordance with this Section 3.6.2, they shall promptly thereafter engage [***], or, if [***], is unable to serve [***], and if [***] is unable to serve and the Parties are unable to agree within [***] Business Days on another firm of independent certified public accountants of internationally recognized standing, a person nominated (directly or indirectly) by the president of the Zurich Chamber of Commerce upon the application of either the Sellers' Representative or the Buyer, to review the then remaining Disputed Items of the calculation of the Proposed Adjustment Amount (the "Appraiser"). In so doing, the Appraiser shall act as an expert (Schiedsgutachter) as that term is defined in article 189 of the Swiss Code of Civil Procedure, and not as an arbitrator, and its determination of any subject matter falling within the scope of its mandate shall be final and binding on the Parties, except in the event of manifest error on the part of the Appraiser (as a consequence of which the relevant part of its determination shall be void and the matter be remitted to the Appraiser for correction). The Appraiser shall consider only those Disputed Items that are not resolved by the Parties in accordance with this Section 3.6.2, and shall resolve each such remaining Disputed Item within the range of calculations proposed by the Parties. In determining the Disputed Items, the Appraiser shall limit its review to the written submissions of the Parties with respect to the Disputed Items.
B)The Sellers and the Buyer shall procure that the Appraiser will be furnished with all documents and information reasonably requested by the Appraiser for purposes of preparing and reviewing the calculations of the Disputed Items. Except to the extent that the Parties agree otherwise in writing, the Appraiser shall determine its own procedure, but apart from procedural matters and as

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otherwise set out in this Agreement shall determine only whether the Disputed Items as set forth in the calculation of the Proposed Adjustment Amount are correct and in accordance with this Section 3.6; and if not so, what alterations should be made to the calculation of the Proposed Adjustment Amount or any specific items set forth therein in order to correct the relevant inaccuracy of such specific items.
C)The Sellers' Representative and the Buyer shall direct the Appraiser to prepare a report setting forth its calculation of the remaining Disputed Items in accordance with this Section 3.6 as soon as is reasonably practicable, but not later than [***] Business Days from the date of its appointment (provided that, for clarity, a delay shall not render the Appraiser's opinion ineffective).
D)The procedure of the Appraiser shall comply with the principles of due process and shall in particular:
A)give the Parties a reasonable opportunity to make written and, if so requested by a Party, oral presentations to it;
B)require that each Party supply the other with a copy of any written presentations at the same time as they are made to the Appraiser;
C)permit each Party to be present while oral submissions, if any, are being made by the other Party; and
D)be conducted in English.
E)Each Party and the Appraiser shall, and shall procure that its employees, accountants, assistants and other advisors will, keep all information and documents provided to them in accordance with this Section 3.6 confidential and shall not use the same for any purpose, except for disclosure or use in connection with the preparation of the Final Adjustment Amount, the proceedings before the Appraiser or otherwise in connection with the determination of the Final Adjustment Amount.
F)The costs and expenses (including VAT) of the Appraiser shall be allocated by the Appraiser between the Sellers and the Buyer [***] in the proceedings before the Appraiser. The Sellers on the one side and the Buyer on the other side shall pay in equal shares (i.e. the Sellers 50% and the Buyer 50%) advances on costs and expenses as the Appraiser may request.
1.6.2Adjustment Amount
A)The Buyer shall pay an amount equaling the difference between the Base Purchase Price and the Initial Consideration (net of any applicable Deductions) to the Sellers' Representative Bank Account pursuant to Section 3.5 with the applicable Deductions paid to the Company Account.

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B)If the Initial Consideration is higher than the Base Purchase Price according to the Final Adjustment Amount, Buyer may deduct any such difference due in favor of Buyer from [***].
4.MILESTONE PAYMENTS
4.1In General
Each Milestone Payment shall be due and payable to the Sellers within [***] following the date on which the Sellers' Representative (on behalf of the Sellers) has received a notice from the Buyer informing them that the particular Milestone Event has been achieved, which notification by the Buyer shall be deemed made on the earlier to occur of: (i) the date of the Buyer's public announcement of the Milestone Event or (ii) if the Milestone Event is not publicly announced, a date that is no later than [***] after the Milestone Event has been achieved (the "Milestone Notice Date"). It is hereby understood that each Milestone Payment shall be paid only once and that the Buyer is released from any and all obligations under this Agreement with respect to each Milestone Payment upon payment in accordance with Section 2.4.3b). The total of all Milestone Payments is set at CHF 65 (sixty-five) million plus one third of the Net Proceeds (as defined below) resulting from the sale of the pediatric review voucher of VS-01 pediatric application.
Any Milestone Payment due to any Seller shall be paid, at the discretion of the Buyer, (i) in cash by wire transfer of immediately available funds or (ii) [***] (less Deductions pursuant to Section 2.4.3c) and subject to (y) sufficient [***] in the Buyer being immediately at the Buyer's free disposal and (z) the terms set forth in Section 2.4.3c), in each case to a bank or [***] account designated by the Party receiving the Milestone Payment or the Sellers' Representative on their behalf. For purposes of converting the Milestone Payment due to Sellers to [***] of the Buyer, the price [***] of the Buyer shall correspond to [***].
4.2Milestone Events and Milestone Payments
As of the Closing Date, the Sellers shall be entitled to the following one-time, non-refundable, non-creditable milestone payments (each, a "Milestone Payment") upon achievement of the milestones as set forth below (each, a "Milestone Event"):
A)Milestone Payment of [***] in case of positive phase II clinical trial results in acute-on-chronic liver failure ("ACLF"). Positive phase II clinical trial results in ACLF means [***]. If VS-01 receives Regulatory Approval in ACLF, this Milestone-Event is deemed automatically achieved;
B)Milestone Payment of [***] in case of receipt of the first Regulatory Approval for the drug candidate VS-01. "Regulatory Approval" means, in any of the countries or jurisdictions listed under letters (a), (b) or (c) below, any approval, registration, license, or authorization that is required by the applicable

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Governmental Authority to market and sell the Product in such countries or jurisdictions: [***];
C)Milestone Payment of [***] in case of Positive Phase II Clinical Trial Results in the first Liver Disease indication [***] in which VS-02 will be developed [***].
"Positive Phase II Clinical Trial Results" in the first Liver Disease indication (including, but not limited to [***]) in which VS-02 will be developed means phase II clinical trial results where [***]. If VS-02 receives Regulatory Approval in the first indication studied in phase II, this milestone is deemed automatically achieved; and
D)Milestone Payment in an amount equaling one third of the Net Proceeds in the event of a sale of the pediatric review voucher ("PRV") of VS-01 pediatric application or any active ingredients thereof. For the purpose of this Agreement the term "Net Proceeds" shall mean the aggregate sales price, less [***]. For clarity, in the event Buyer uses the PRV for an application relating to one of its own internal programs the Milestone Payment shall be equal to 1/3 of the then fair market value ([***]) of the PRV is paid to the Sellers hereunder.
4.3Efforts to achieve the Milestone
A)The Buyer shall, and shall procure that the Company will, either directly or indirectly through an Affiliate or a third party, use Commercially Reasonable Efforts to reach each of the Milestones. Subject to the Buyer complying with its obligations under this Section 4.3a), it is agreed and understood that nothing in this Section or in the SPA shall prevent the Buyer and/or the Company, either directly or indirectly through an Affiliate, from acquiring products/technologies in the same, or in a similar, therapeutic area as that of the Products. The term "Commercially Reasonable Efforts" as used in this Section means that the Buyer shall, and shall procure that the Company will use at least comparable efforts, including without limitation [***].
B)In case of a Change of Control event or an exclusive licensing or a transfer of ownership of VS-01 or VS-02 to a third party for the territory of the USA or European Union, Buyer shall ensure that the Buyer's obligations under this Section 4.3a) are assumed by such third party.
4.4Reporting and Assessment
A)As long as the Milestone Events for a respective Product are not reached, the Buyer shall, and shall procure that the Company will, deliver to the Sellers' Representative a report on clinical and regulatory development of the Products twice a year on [***] and [***], substantially in the form of Annex 4.4.
B)Without restricting the above paragraph, the Buyer shall inform the Sellers' Representative promptly, but in no event later than [***] following the occurrence of any event having a material adverse impact on any Milestone Event including, for clarity, [***].
C)In the event that a number of Sellers representing together at least a simple majority (50% plus 1) of the Shares and Options (including any Employee

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Shares and U.S. Options) sold to the Buyer under this Agreement (the "Sellers' Majority") reasonably believes that the Buyer may potentially be in breach of its obligations under this Section 4.3, the Sellers' Representative may, if so instructed by the Sellers' Majority, request the Buyer at a maximum [***] per calendar year to respond to a specific set of questions. The Sellers' Representative shall share the answers to such questions only with persons representing Sellers who have been pre-approved by the Buyer and have signed confidentiality agreements in form and substance satisfactory to the Buyer. If the Sellers' Representative deems the answers provided as unsatisfactory, the Sellers' Representative may demand again not more than [***] per calendar year that the Buyer make available to a reputable third party (the "Expert") to review relevant documents to determine the facts relevant for the assessment whether the Buyer is in breach under Section 4.3 (whereby not disclosing a document to the Expert shall not be deemed a breach of this Agreement). The Expert shall be acceptable to the Buyer (such consent not to be unreasonably withheld, conditioned or delayed) and must enter a confidentiality agreement with the Buyer in form and substance satisfactory to the Buyer. The Expert shall first share his conclusions with the Buyer who may block the release of such information based on the ground that such information constitutes proprietary business secrets of the Company. Any information approved by the Buyer (including the information whether any information has been blocked) shall be released to the Sellers' Representative and those persons representing Sellers who have been pre-approved by the Buyer and have signed confidentiality agreements in form and substance satisfactory to the Buyer. The Expert's costs shall be borne by the Sellers, unless the Expert concludes that the information provided by the Buyer has been materially incorrect or incomplete in which instance the Expert's costs shall be borne by the Buyer.
D)If the Buyer and Sellers' Representative are unable to resolve any dispute, each Party may defer the dispute to arbitration according to Section 12.2 (Arbitration) below. For clarity, only the arbitral court shall have the authority to force the Buyer to submit information, which the Buyer had refused to disclose at the Expert's request.
4.5Transfer of Claims to a Milestone Payment
If a Seller wishes to transfer its entitlement to receive a portion of the claim to a Milestone Payment to another person or entity, such Seller shall notify the Sellers' Representative who will in turn inform the Buyer thereof. The following rules shall apply to such a transfer:
A)if the Seller is a legal entity, such Seller shall be entitled to transfer its claim to a Milestone Payment (i), upon notification to the Buyer, to such Seller's

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Affiliate, or (i) to any other Seller or, (iii) if the Seller is winding down its activities and/or distributing liquidation proceeds, to such Seller's legal or economic successor or stakeholders or (iv) if such Seller is winding down its activities and/or distributing liquidation proceeds to any third party other than (y) a direct competitor the Buyer or the Company or (x) an entity operating in any Sanctioned Country or otherwise meeting the criteria in Section 6.18(e)(ii) herein, or (iv), subject to the Buyer's prior consent (not to be unreasonably withheld, conditioned or delayed), to a third party.
B)if the Seller is an individual, such Seller shall be entitled to transfer its claim to a Milestone Payment (i), upon notification to the Sellers' Representative, to such Seller's heirs or beneficiaries as part of the Seller's estate planning or to any other Seller or (ii), subject to the Buyer's consent (not to be unreasonably withheld, conditioned or delayed), to a third party.
5.CLOSING
5.1Date and Place of Closing
Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated in Sections 5.2 and 5.3 (the "Closing") occur on the date hereof being the date on which the Closing actually occurs, as provided for in this Section 5 (the "Closing Date"). The Closing shall take place at the offices of VISCHER AG in Zurich, or at such other location as the Parties may agree.
5.2Closing Actions by the Sellers
At the Closing, the Sellers shall simultaneously (Zug um Zug) with the closing actions of the Buyer pursuant to Section 5.3 deliver to the Buyer:
A)a power of attorney (certified copy) under which any of the documents referred to in this Section 5.2 are executed, including evidence reasonably satisfactory to the Buyer of the authority of any Person signing on behalf of the Sellers;
B)written assignment declarations (in form and substance reasonably satisfactory to the Buyer) duly signed by the respective Seller (and acknowledged by the Company) or its attorney assigning all outstanding Shares or Options (excluding the U.S. Options which are deemed cancelled as per the Closing Date) held by such Seller to the Buyer;
C)a board resolution of the Company (in form and substance reasonably satisfactory to the Buyer) approving, subject to the occurrence of Closing, (i) the transfer of the Shares from the Sellers to the Buyer and the registration of the Buyer in the Company's share register (original), (ii) the cancellation of the U.S. Options and transfer of any outstanding and vested Options from the Sellers to the Buyer;

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D)the combined share register and register of beneficial owners of the Company evidencing the Buyer as the sole shareholder in the Company, save for the treasury shares owned by the Company (original);
E)a copy of the executed transfer agreements between [***] and the Company related to the sale and transfer of the intellectual property relating to VS-01 and VS-02 (the "IP Transfer Agreements") and the executed license agreement amendment between [***] and the Company relating to TS-01 as per the forms set forth in Annex 5.2e);
F)transfer deeds duly signed by [***] reflecting the transfer of intellectual property under the IP Transfer Agreements to the Company and evidence satisfactory to the Buyer that the respective purchase price has been paid to [***];
G)duly signed separation agreement and release of claims (the "CEO Separation Agreement") between the CEO and the Company and the US subsidiary as per the form set forth in Annex 5.2g);
H)duly signed addendum to the engagement letter with Torreya Partners (Europe) LLP which confirms that (i) the Sellers agree to assume payment of all transaction fees that the Company is obligated to pay under such letter and (ii) Torreya Partners (Europe) LLP releases the Company from the payment obligation which is assumed and paid by the Sellers as set forth in Annex 5.2h) an all other obligations of the Company under or in connection with such engagement letter) and a written confirmation by Vischer AG that its fees are paid by the Sellers and that the Company is released from all obligations in connections with its engagement; and
I)duly signed resignation letters, effective as of Closing, of all members of the board of directors of the Company, with the exception of Vincent Forster, and Meriam Kabbaj, who shall continue serving as a member of such board.
5.3Closing Actions by the Buyer
At the Closing, the Buyer shall simultaneously (Zug um Zug) with the closing actions of the Sellers pursuant to Section 5.2:
A)deliver to the Sellers' Representative a power of attorney under which any of the documents referred to in this Section 5.3 are executed, including evidence reasonably satisfactory to the Sellers of the authority of any person signing on behalf of the Buyer, including a passport copy of any such person, a Kbis extract of the Buyer and resolutions of the board of directors of the Buyer (copy);
B)deliver to the Sellers' Representative a notification of beneficial owners in the agreed form in accordance with article 697j CO); and

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C)pay the Initial Consideration in accordance with Section 3.3 confirmed by the recipient bank (copy).
5.4Simultaneous Closing Actions
The Parties agree that the closing actions pursuant to Sections 5.2 and 5.3 shall take place simultaneously and that the transactions contemplated by this Agreement shall only be completed if all said transactions have happened in accordance with the provisions hereof.
If the Closing cannot be completed and the respective missing closing action has not been waived by the respective Party in writing, then all closing actions or declarations that have already been made or fulfilled shall be deemed null and void (but without affecting the validity and binding effect of this Agreement). In this event, the Parties undertake to reinstate forthwith the status as it was immediately before the Closing and to return, retransfer and reassign respectively any documents delivered or any payments or assets already transferred prior to or during the Closing.
5.5Closing Memorandum
The Parties record that they have signed a closing memorandum which documents the closing actions undertaken pursuant to Sections 5.2 and 5.3 above.
6.REPRESENTATIONS OF EACH SELLER
Subject to the limitations set forth in Section 8, each Seller hereby represents and warrants individually (but not jointly or jointly and severally) to the Buyer that the representations and warranties as set forth in this Section 6 (Representations of the Sellers) are true and correct as of the date of Signing the NEA (except to the extent such representations and warranties relate to the IP Transfer Agreement and the IP License Agreement) and Closing Date, it being understood that the representations made under Sections 6.1 and 6.2 (the "Fundamental Warranties") are made by each Seller with respect to himself/herself/itself exclusively.
6.1Title to the Shares and Options; Capital of the Company
A)Each Seller (excluding Seller 15) is the sole legal and economic owner of the Shares and Options, respectively, set forth against its/his/her name in Annex 0 free and clear of any Liens and has the full right to sell, convey and deliver these Shares and Options, respectively, free and clear of any Liens and the Buyer will at Closing receive good and valid title to such Shares and Options, respectively, free and clear of any Liens, with the exception of the Options of the U.S. Sellers which are being cancelled at Closing in accordance with the Company's Board resolution referred to in Section 5.2c). Seller 15 is the sole legal owner of Shares set forth against Seller 15's name in Annex 0 and holds

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such Shares for the account, risk and benefit of several investors acting through [***]. The Shares owned by Shareholder 15s are free and clear of any Liens and Seller 15 has the full right to sell, convey and deliver these Shares free and clear of any Liens on behalf of these investors and the Buyer will at Closing receive good and valid title to such Shares free and clear of any Liens. All Shares and Options referred to in this Section 6.1a), respectively, are validly issued and fully paid in and the share capital has not been repaid in whole or in part.
B)No concealed contributions have been made to the Company or contributions repaid by the Company or hidden distributions occurred in each case to such Seller.
C)The Company has an authorized capital and a conditional capital in the amount of CHF 16'739.00 and CHF 32'868.00, respectively and an issued share capital of CHF 343'484.00 divided into (i) 109'437 Common Shares of which 12'063 are held in treasury, (ii) 117'382 Series A Preferred Shares and (iii) 116'665 Series B Preferred Shares. Except for the Options, there are no outstanding rights, contracts, resolutions or other commitments that could require the Company to increase its share capital or to issue or sell any shares or other equity-linked securities.
6.2Due Authorization; Valid and binding Effect
A)If a Seller is a Corporate Seller, it is duly incorporated, organized and validly existing under the laws of its incorporation or seat and has the full corporate power, authority and all necessary approvals to carry on its business as now being conducted
B)Each Seller has the absolute and unrestricted right, power, authority and capacity to execute this Agreement and to perform its respective obligations under this Agreement and, if a Seller is a Corporate Seller, is duly authorized by all necessary corporate action.
C)This Agreement constitutes the legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with its terms. There are no limitations under applicable law or any contracts by which such Seller is bound that would prevent such Seller from entering into and performing its respective obligations under this Agreement.
D)There are no actions, suits or proceedings pending against such Seller before any court or administrative board, agency or commission which involve a claim by a Governmental Authority or regulatory authority, or by a third party, which would operate to hinder or substantially impair the consummation of the transactions contemplated by this Agreement. There are no actions, suits or

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proceedings which have been threatened in writing to be filed against such Seller.
E)No winding-up, bankruptcy, insolvency or judicial composition proceedings are pending or have been initiated or applied for against the relevant Seller under any applicable law.
6.3The Company
A)The Company is duly incorporated, organized and validly existing under the laws of Switzerland and has the full corporate power and authority to own or use its assets and to carry on its business as now being conducted.
B)The Company is not subject to any bankruptcy, insolvency (Konkursverfahren), moratorium (Nachlassstundung) or any composition proceedings (Nachlassverfahren) under any applicable law, nor have any such proceedings been initiated or applied for, and no resolution is pending or has been passed for the liquidation or winding-up of the Company. The Company is not over-indebted (überschuldet) or insolvent (insolvent).
6.4Organization and shares of Versantis, Inc.
A)Versantis, Inc. is duly incorporated, organized and validly existing under the laws of Delaware and has the full corporate power and authority to own or use its assets and to carry on its business as now being conducted.
B)There are no outstanding rights, contracts, resolutions or other commitments that could require Versantis, Inc. to increase its share capital or to issue or sell any equity or equity-linked securities to any Person other than the Company.
C)No petition is pending or order has been made to declare Versantis, Inc. insolvent (Konkurs), to grant a moratorium (Nachlassstundung) or to initiate composition proceedings (Nachlassverfahren) in respect of Versantis, Inc., and no resolution is pending or has been passed for the winding-up of Versantis, Inc.
D)Other than Versantis, Inc., the Company does not own directly or indirectly other equity or voting interest in any other company or entity.
E)The Company is the sole legal direct or indirect owner of all the shares in Versantis, Inc.
6.5Financial Statements
A)The audited statutory financial statements of the Company for the business year ended 31 December 2021 (the "Financial Statements", contained in Annex 6.5a)) (i) have been prepared in accordance with the Accounting Principles; and (ii) are complete and correctly represent the financial position of

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the Company as at 31 December 2021, all in accordance with the Accounting Principles.
B)The Company has no liabilities (including any off-balance sheet items or contingent liabilities such as royalty payment or milestone obligations) that under the Accounting Principles have to be included in the Financial Statements and which were not disclosed in the Financial Statements and the notes thereto.
C)The books of the accounts and all supporting books and records of the Company have been properly kept as required under applicable legal, regulatory and accounting requirement and are up-to-date and reflect all assets, liabilities and expenditures of the Company and are in the possession of the Company.
6.6Ownership and Condition of Assets
A)The Group Companies have good and valid title to the tangible and intangible assets that are material or otherwise relevant for the business of the Group as currently conducted, free and clear of any Lien (except for Liens resulting by operation of law in the ordinary course of business).
B)The Group Companies have valid right to use and possession of all tangible and intangible assets (including buildings and premises) necessary for the conduct of the business of the Group as currently conducted. There has been no termination, or threat of termination, of such Group Company's right to use such assets, nor are there any circumstances likely to result in such termination.
C)All assets are in good operating condition, taking into account ordinary wear and tear and comply with all applicable laws and regulations.
This representation shall not concern any of the Company's Intellectual Property Rights. The sole representation, concerning the Company's Intellectual Property Rights is contained in Section 6.7.
6.7Intellectual Property Rights
A)The Company is at Closing the sole and exclusive owner of the Intellectual Property Rights as set forth in Annex 6.7a)(i) (the "Owned Intellectual Property Rights") free of any Lien and none of the Owned Intellectual Property Rights are subject to any pending transfer of ownership. Registration and maintenance fees for the Company’s Intellectual Property Rights listed in Annex 6.7a)(i) have been paid, and until the Closing Date will be paid, if finally due. The Company has not granted any exclusive licenses to Owned Intellectual Property Rights and no non-exclusive licenses to Owned Intellectual Property Rights except for those listed to manufacturers in Annex 6.7a)(ii).

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B)To the Sellers' Knowledge, no inventors other than the inventors listed in the patents and patent applications listed in Annex 6.7a)(i) have contributed to the Owned Intellectual Property Rights.
C)The Company has rights to use pursuant to the terms of license agreements, service contracts or similar contracts, the Intellectual Property Rights (other than any commercially available standard computer software applications used generally in the Company and that are licensed for an aggregate license fee of no more than CHF 50'000 per year per license) listed in the agreements set forth in Annex 6.7c) (the "Licensed Intellectual Property Rights" and together with the Owned Intellectual Property Rights, the "Company’s Intellectual Property Rights").
D)The licensing agreements giving the Company rights to the Licensed Intellectual Property Rights listed in Annex 6.7c) are fully valid and in force and the Company is not in breach of obligations that have been or are due under these agreements.
E)No proceedings have been served on the Company nor, to the Sellers' Knowledge, any proceedings are threatened that challenge the ownership or use by the Company of any of the Company’s Intellectual Property Rights.
F)To the Sellers' Knowledge, none of its activities carried out within the scope of its present businesses as conducted on the Closing Date, infringe any patent rights of any third party.
G)To the Sellers' Knowledge, no third party (including, without limitation, any Sellers or any Sellers' Affiliates) infringes any of the Company's Intellectual Property Rights.
H)The Company has taken commercially reasonable steps for a company of like size and resources to protect its Intellectual Property Rights. Current or former employees, consultants and contractors of the Company who have participated in the creation of any such Intellectual Property Rights have entered into employment agreements, confidentiality agreements, or assignment agreements. To the Sellers' Knowledge no employee, consultant or contractor is in violation thereof.
6.8GCP or Good Clinical Practices
The Group Companies have complied with all applicable regulatory standards, practices and procedures in the development and manufacturing of its products, including any applicable ICH, GCP and GLP promulgated and enforced by the FDA and comparable regulatory standards, practices and procedures promulgated by the EMA or other regulatory authorities applicable to the territories where the Group Companies do business. The Company has not received any written notifications from

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any regulatory authority raising any material issues in any jurisdiction requiring the termination or suspension of any clinical studies conducted by, or on behalf of, the Company.
6.9Information Technology
A)The Company has sufficient rights, either by ownership, valid licenses or otherwise to use all of the software and hardware currently required by it to conduct its business. Such IT systems (i) are in good working condition and have been properly maintained, and (ii) operate and perform as necessary to conduct the business as conducted at the date hereof.
B)The Company has in place and maintains (a) sufficient market standard back-up-procedures contingency plans (external back-up provider) in place for proper protection against loss of data, (b) an adequate cybersecurity processes and infrastructure, including anti-virus and malware protection, which protect it from cyber-attacks such as hacking or other fraudulent actions, and (c) adequate measures to protect and safeguard business data, customer data and employee data against illegal or unauthorized access or use by its personnel or third parties, in each case as customary for the business as performed by the Company. To the Sellers' Knowledge, the Company has in the past 2 years not suffered a security incident (in particular unauthorized access to the IT systems) with a material adverse effect or has in the past 2 years been materially adversely affected by any virus, ransomware malware or (other) cyber-attacks, or denial-of-service attacks on any IT systems.
6.10Real Estate and Environment
A)The Group Companies do not own real estate properties.
B)The Group Companies have the valid and unrestricted right (except as provided for by Applicable Law and applicable lease agreements) to use as a renter all real property used or required for the purposes of the Group's business.
C)The Group Companies are in compliance with applicable environmental laws in all material aspects.
D)Neither environmental investigations nor claims related to environmental matters exist or are threatened against the Group Companies.
6.11Conduct of Business
Since 1 January 2022 each of the Group Companies
A)has carried on its business in the ordinary course of business;
B)has not declared, authorised, paid or made, any dividend, distribution of profits or assets, direct or indirect return or repayment of equity;

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C)has not issued or agreed to issue any share capital or other similar interest;
D)has not repaid any borrowing or indebtedness nor incurred any such borrowing or indebtedness except intercompany balances;
E)has not performed or agreed to perform any of the actions listed in Section 6.11, in each case other than any transaction or circumstance that is permitted under this Agreement. From the period from 1 January 2022 until the Closing Date, no extraordinary or significant events have occurred that could have substantial adverse effects on the market position or the development of the Company or could otherwise substantially adversely affect the value of the Group Companies.
Since the signing of the NEA, the Group Companies have been in compliance with the Interim Covenants as listed in Section 3.1 and Section 3.2 of the NEA.
6.12Litigation
A)There are no actions, suits, claims or litigation, arbitration or administrative proceedings (the "Litigation") pending or threatened in writing against any of the Group Companies by or before any court, arbitral tribunal, or Governmental Authority which involve a claim by a Governmental Authority or regulatory authority, including Tax authority, or a third party against the Group Companies.
B)There is no claim, suit or proceeding pending or threatened in writing against any of the Sellers or the Company before or by any Governmental Authority, or by a third party, which in each case would prohibit the Closing. There are no circumstances which are likely to give rise to any of the foregoing.
6.13Taxes
A)Each of the Group Companies has timely filed all Tax declarations and Tax Returns, which are true, correct and complete, as required by law with the competent Tax authorities (taking in-to account any permitted extensions). No claim, action or proceeding regarding Taxes is pending or threatened by any authority, body or beneficiary. No Tax Return is currently under audit by any authority or body and no communication of any such audit has been received.
B)The Company has, except for Taxes that are disputed in good faith, timely paid, disbursed or withheld all Taxes payable relating to any time period up to the Closing Date when due or if not due, or fully provisioned for in the Financial Statements or its books in accordance with Accounting Principles.
C)Since 31 December 2021, Taxes with respect to each of the Group Companies have only occurred in the ordinary course of business in line with past accounting periods.

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D)The Group Companies have all supporting documents in connection with (i) all filed Tax returns and other filings, and (ii) all Tax returns and other filings still to be filed which refer to assessment periods (partially or fully) before the Closing Date, in each case in form and substance in accordance with Applicable Law. All such accounts, books, registers, ledgers, records and supporting documents of the Company are up to date and have been properly and accurately kept, in accordance with all applicable laws, regulations and directives.
E)All transactions entered by the Group Companies with affiliated parties are at arm's length and that no hidden profit distributions have been made.
F)All payments made by the Company to employees and self-employed individuals have been correctly handled regarding Taxes in accordance with Applicable Law.
G)The signing of this Agreement and the consummation of the Transaction at signing do not result in any Taxes being levied on the Company except for any applicable Deductions, income tax and stamp duty tax levied as a result of the payment of the Base Purchase Price to holders of Employee Shares, Options and U.S. Options.
6.14Employment
A)Except for [***] ([***]), no employee is entitled to receive (i) a contractual termination compensation for regular termination by the employer exceeding the equivalent of 3 months' gross salary, or (ii) a contractual severance or other payment due to the consummation of the Transaction payable by the Company and exceeding CHF 25,000 in aggregate.
B)Except for [***] ([***]), none of the Key Employees has given or received written notice of termination at the date of this Agreement.
C)No current or past contractor or freelancer of the Company ever claimed to have an employment relationship with the Company or made any claims in relation thereto, both from a Tax or employment law perspective. To the Sellers' Knowledge, there are no circumstances that are likely to give rise to the foregoing.
D)All officers, employees, directors or independent contractors of the Group Companies are lawfully authorized to work in the respective jurisdictions where they perform their work according to applicable immigration laws. The Group Companies are in compliance with all applicable laws relating to documentation and recordkeeping of its employees’ work authorization status.
E)There are no disputes or other proceedings pending or overtly threatened between the Group Companies and any of its employees in connection with

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their employment. The Company has not received notice of the intent of any governmental entity responsible for the enforcement of any labor law to conduct an investigation with respect to the Company, and no such investigation is in progress.
F)The Group Companies are not a party to or otherwise bound by collective bargaining agreements, contracts or other agreements or understandings with labor unions or similar organizations, and there are no orders of general applicability (Allgemeinverbindlichkeitserklärungen) which have an effect on the Company. There are no disputes with unions or work councils and there are no negotiations going on with them.
6.15Social Security and Pensions
A)Other than any mandatory government or social security pension arrangements and the pension arrangements set out in Annex 6.15, there is no scheme, arrangement or agreement to which a Group Company is a party or by which a Group Company is bound or under which it has an obligation or liability (whether actual, contingent or prospective) to contribute or to provide funding for the provision of life assurance, retirement, death, disability or other like benefits (in the form of a pension, lump sum, gratuity or otherwise) in respect of any Employee. There is no funding deficit (Unterdeckung) under any of the occupational pension plans, funds, contracts, schemes or arrangements relating to the Company or its employees
B)All material agreements or arrangements for the payment of pensions, allowances, lump sums or other similar benefits upon retirement or death or during periods of sickness or disablement for the benefit of any current or former director, officer or employee of the Group Companies or such person's dependents (the "Pension Plans") have been established in compliance with applicable laws and regulations.
C)All deductions from employee salaries for social security and Pension Plans have been made and all such deductions and all premiums due to be paid by the Company to the social security authorities or a Pension Plan as of the Closing Date have been fully and timely paid or fully provided for in the books and accounts of the Group Companies in accordance with the Accounting Principles.
D)Each of the Pension Plans which are pre-funded (whether by means of a book reserve or otherwise) are fully insured.
E)To the Sellers' Knowledge, there are no actions, claims, investigations, proceedings or suits pending or threatened in writing against the Group Companies by any social security authority or by any employee under any Pension Plan.

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6.16Permits and Authorizations
A)The Group has all the permits and authorizations necessary to carry on its business as presently conducted.
6.17Material Contracts
A)As of the date of this Agreement, the Disclosed Information to the Buyer contains the following written contracts of the Group Companies (the "Material Contracts"):
A)contain prohibitions or restrictions on any Group Company from competing in any line of business or which otherwise restrict any Group Company, in any material respect, from engaging in its business;
B)contain any agreement or series of agreements which provide for an annual aggregate payment obligation (Zahlungsverpflichtung) of the Company of an amount exceeding [***];
C)contain any agreement that involves performance of services or delivery of goods to or by the Company of an amount or value exceeding [***] per annum;
D)loan agreements, bonds, notes or any other instruments of debt in an amount exceeding CHF [***] per case or CHF [***] in the aggregate;
E)guarantees, suretyships (Bürgschaften), indemnities, letters of comfort (Patronatserklärungen) issued by the Company;
F)requires the Company to provide more than 6 months’ notice to terminate the contract or requires the payment of a termination fee greater than CHF [***];
G)are not at arm's length;
H)relate to a joint-venture, alliance or other form of cooperation agreements with third parties;
I)contain any Change of Control provision;
J)contain any agreement or series of agreements which relate to the Intellectual Property other than Off-the Shelf Intellectual Property obtained from a third Person on general commercial terms that was licensed for payments of less than CHF [***] in the aggregate and requires license, maintenance, support and other ongoing fees of less than CHF [***] per year;
K)are entered into by the Company and any governmental, quasi-governmental or government-controlled counterparty; or
L)contain any lease agreements regarding premises.

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M)To the Sellers' Knowledge, the Material Contracts are valid, binding, enforceable in accordance with their terms and are in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, civil procedure or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights in general and subject to general principles of equity (good faith) and similar general principles of Applicable Law.
N)The Company has performed all material obligations arising out of such contracts in accordance with its terms and no notice of termination has been received or given or, to the Sellers' Knowledge, is reasonably likely to be given. The counterparties have performed all material obligations arising out of such contracts and to the Sellers' Knowledge no grounds for early termination exist.
O)Except as disclosed in Annex 6.17d), the Company is not a party to any contract, agreement, arrangement or understanding with any Seller or any person related to or connected with a Seller or in which any such person is interested (whether directly or indirectly). No director or manager, former director or manager, shareholder, or employee or former employee of, or any person not dealing at arm’s length with, the Company is engaged in any transaction or arrangement with or is a party to a contract with, or has any indebtedness, liability or obligation to, the Company.
6.18Compliance & Data Protection
A)The Company (i) has complied with all Applicable Laws in all material respects, including applicable provisions of employment, environmental, sanctions, competition and antitrust laws, rules and regulations, and no material action, suit or proceeding by any third party or any Governmental Authority or administrative authority is pending or threatened in writing against the Company alleging any failure to comply with any laws and regulations in effect as of the date of this Agreement, and (ii) is and has been in substantial compliance in all material respects with all of the terms and conditions of all Permits required under any laws and regulations.
B)To the Sellers' Knowledge, no employee of the Company or any third party acting on behalf of the Company has, in violation of any applicable law, offered, promised or granted, directly or indirectly, any benefit (e.g., bribes, payments in kind or kick-backs) to any person (e.g., a natural or legal person or his/her/its representative(s)), in return for obtaining unfair favorable treatment vis-à-vis competitors in the supply of goods or commercial services or for any other reason, or demanded, allowed him- or herself to be promised or accepted such benefit for him- or herself or a third party for the purpose of obtaining unfair

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favorable treatment vis-à-vis competitors in the supply of goods or commercial services or for any other reason.
C)To the Sellers' Knowledge,
A)the processing of any information relating to an identified or identifiable natural person (the "Personal Data") by the Company is lawful;
B)the Company has complied with the requirements of applicable data protection laws as regards the processing of Personal Data;
C)in the last 3 years prior to the date of this Agreement, the Company (x) has not received any process, notice or other formal or informal communication from any competent governmental, administrative, regulatory authority or court alleging that the Company has not complied with applicable data protection laws, (y) has not received any complaints from third parties (including data subjects) for the breach of any data protection laws, (z) nor was the subject to a data breach which resulted in a loss, damage, unauthorized access, use, modification or other misuse of Personal Data. No individual nor any Governmental Authority has made any claim or commenced any action with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any Personal Data;
D)the Company has implemented the appropriate technical and organizational measures to ensure (w) the ability to ensure the ongoing confidentiality, integrity, availability and resilience of processing systems and services, (x) the ability to restore the availability and access to Personal Data in a timely manner in the event of a physical or technical incident, (y) timely notification of data breach events to a competent Governmental Authority or administrative or regulatory authority and (z) a process for regularly testing, assessing and evaluating the effectiveness of technical and organizational measures for ensuring the security of the processing.
E)None of the Group Companies and, to the Sellers' Knowledge, none of their respective representatives has, directly or indirectly:
A)improperly or unlawfully made any payment or offered anything of value to any foreign or domestic officials or employees or to any foreign or domestic political parties or campaigns, whether to obtain or retain business or otherwise;
B)made or authorized any payment, contribution or gift of money, property or services involving the direct or indirect use of funds of the Seller or any Group Company (including entertainment or other expenses), whether or

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not in contravention of Applicable Law, (A) as a "kickback" or bribe to any Person or (B) to any political organization or the holder of (or person who seeks) any elective or appointive public office related to political activity or otherwise related to political activity; or
C)violated any applicable export control, money laundering or anti-terrorism law or taken any action that could reasonably be expected, individually or in the aggregate, to cause any of the Seller or any Group Company to be in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, any law enforced by the Office of Foreign Asset Control of the U.S. Department of Treasury ("OFAC") or any Applicable Law of similar effect.
D)Without limiting the generality of the foregoing, none of the Group Companies and, to the Sellers' Knowledge, none of their respective representatives, at any time since the date that is five (5) years prior to the date hereof:
A)has been (A) the subject of any Sanctions administered by the US government, including those of OFAC and the US Department of State, the United Nations Security Council or any other applicable Sanctions Authority; (B) operating, organized or resident in, or directly or indirectly owned or controlled by the government of any country or territory that is, or whose government is, the target of comprehensive country- or territory-wide sanctions (e.g., Crimea, Cuba, Iran, North Korea, Syria, and since February 21, 2022 the Donetsk People's Republic, and the Luhansk People's Republic (collectively, "Sanctioned Countries"); or has been (C) directly or indirectly owned fifty percent (50%) or more in the aggregate, or controlled (as defined by the relevant Sanctions Authority) by a Person which is the subject of the foregoing restrictions;
B)has, directly or indirectly, engaged in, or is now engaged in, any dealings or transactions, including the sale, purchase, import, export, re-export or transfer of products or services to or from any Sanctioned Country, or with any Person targeted by trade regulations, including but not limited to Persons who are (A) owned or controlled by the government of a Sanctioned Country, (B) designated on the OFAC list of Specially Designated Nationals and Blocked Persons, any other sanctions-related list maintained by OFAC, any sanctions- or export controls-related list maintained by the US Department of State, the US Commerce Department’s Entity List, Denied Persons List, or Unverified List, the EU Consolidated Financial Sanctions List, the UK Sanctions List, or any other similar restricted party list maintained by relevant regulators under applicable sanctions and export controls, or (C) owned or controlled by any of the foregoing (collectively, "Restricted Parties"), to the extent

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such dealings or transactions would have been or would be prohibited or restricted by then-applicable or applicable trade regulations. Neither Sellers nor the Group Companies are a party to or beneficiary of, or have interest in, any franchise, license, management or other Contract with any Person, either public or private, in the Sanctioned Countries or with any Restricted Parties, or are a party to any investment, deposit, loan, borrowing or credit arrangement or involved in any other financial dealings, directly or indirectly, with any Person, either public or private, in the Sanctioned Countries or who is a Restricted Party, that remains in effect that would be blocked or frozen by applicable trade regulations if the Seller or the Acquired Companies were a person required to comply with such trade regulations. Neither the Group Companies, nor, to the Sellers' Knowledge, any director, manager, officer nor employee of the Group Companies, is a Restricted Party;
C)has, directly, or indirectly through a third-party intermediary, entered into any contract that remains in effect and that contains provisions reflecting participation in, or cooperation with, a foreign boycott that is not sanctioned by the United States, including without limitation the Arab League boycott of Israel; or
D)has (A) conducted or initiated an internal review or investigation related to potential or alleged violations of anti-corruption laws, anti-money laundering or anti-tax evasion laws, or trade regulations, (B) made any voluntary or involuntary disclosure to any Governmental Authority or other Person with respect to any possible violation or any actual or potential non-compliance of any anti-corruption laws, anti-money laundering or anti-tax evasion laws, or trade regulations or (C) received any written government prosecution, enforcement, investigation, subpoena or other inquiry related to potential non-compliance with anti-corruption laws, anti-money laundering or anti-tax evasion laws, or trade regulations.
6.19Insurance
A)The Company maintains adequate insurance coverage, in line with Applicable Law and industry standards and market practice for companies conducting a similar business. The Disclosed Information to the Buyer contains all material insurance policies of the Group Companies. All premiums due with respect to such insurance policies for the period ending as of Closing are paid when due and, to the Sellers' Knowledge, each such policy is in full force and effect as at the date hereof.

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B)No act or omissions have occurred which could render any insurance policy void or entitle the insurer to decline or reduce insurance coverage. At the date hereof, no insurance policy has been terminated, amended or declined nor have premiums increased (other than in the ordinary course of business in line with market conditions) nor are there, to the Sellers' Knowledge, any circumstances likely to result in any termination, amendment or non-renewal.
C)At the date hereof and in the past 5 years, there have been no insurance claims and to the Sellers' Knowledge there are no circumstances likely to give rise to such claim.
6.20Transaction Fees
Except for the obligations pursuant to certain agreement dated [***] between the Company and Torreya Partners (Europe) LLP which will be settled by the Sellers as further outlined in Annex 5.2h), none of the Group Companies is obligated to pay or will pay a broker's, finder's or transaction fee or commission in connection with, or as a result of, the signing of this Agreement or the execution of the transactions contemplated herein.
6.21No Further Representations
The Company does not make any further representations or warranties (neither express nor tacit or by implication) other than those expressly made in this Section 6.
Without limiting the generality of the foregoing, the Buyer specifically acknowledges that the Company makes no representations, express or implied, with respect to the future development of the Products or the Company or with respect to budgets, business plans, forward-looking statements and other projections of a financial, technical or business nature relating to the Company or its business.
7.REPRESENTATIONS OF THE BUYER
The Buyer represents (sichert zu) that the statements set forth in this Section 7 are true and correct as of the date of this Agreement and as of the Closing Date.
7.1Corporate Matters
The Buyer is a corporation validly incorporated, duly organized and lawfully existing under the laws of France and is neither in liquidation nor in composition proceedings or in any other similar procedure.
7.2Binding Agreement
The Buyer has full power and authority to enter into and perform this Agreement and no authorizations, permits, approvals or consents are required from any corporate body of the Buyer, from any Governmental Authority, or from any other party

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(including any shareholders, board of directors (or the like) or creditors of the Buyer) for the transactions contemplated by this Agreement other than as set out herein.
This Agreement and the transactions contemplated hereby will constitute valid and binding obligations of the Buyer enforceable in accordance with its terms.
In particular, no injunction issued by any court or Governmental Authority relating to the Buyer in order to restrain or prohibit the consummation of the transactions contemplated by this Agreement is in effect, and no suit, action or other legal or administrative proceeding relating to the Buyer is threatened in writing or pending before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated herein.
7.3Purchase in Own Name
The Buyer confirms to buy the Shares in its own name and for its own account.
7.4Funding of Purchase Price; Compliance with Anti-Money Laundering Laws
The Buyer has arranged that on the Closing Date it will have the necessary funds to finance the transaction contemplated by this Agreement on an unconditional basis (subject to Closing only). The funds which the Buyer shall use to finance the present transaction originate from lawful sources and the use of such funds in the present transaction does not violate any Applicable Laws of any relevant jurisdiction. In particular, the funding of the Purchase Price and other payments under or in connection with this Agreement fully comply with all applicable anti-money laundering laws and regulations.
The Buyer has the necessary funds to finance the transaction contemplated by this Agreement. The funding of the Purchase Price and other payments under or in connection with this Agreement fully comply with all applicable anti-money laundering laws and regulations.
7.5No disqualification
Neither the Buyer nor any officer, employee, or agent of the Buyer has been:
A)excluded from participation in Federal healthcare programs under 42 U.S.C. § 1320a-7 or convicted of an offense for which such exclusion is mandatory or permissive;
B)debarred from Federal procurement or non-procurement contracts or convicted of any offense for which such debarment is mandatory or permissive;
C)disqualified, debarred, or restricted by FDA, including but not limited to under 21 CFR §§ 312.70, 511.1, 812.119, or under 21 U.S.C. § 335a, or convicted of any offense for which FDA debarment is mandatory or permissive; or

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D)otherwise disqualified, excluded, debarred, prohibited, restricted, or suspended from performing activities under this Agreement.
7.6No Further Representations
The Buyer does not make any further representations (neither express nor tacit or by implication) other than those expressly made in this Section 7.
8.REMEDIES
8.1Sellers' Right to Cure and Sellers' Liability
A)With respect to a misrepresentation or breach of a warranty set forth in Section 6 (Representations of each Seller) notified by the Buyer to the Sellers pursuant to Section 8.3 (Notice of Breach), the Seller (or the Sellers' Representative acting on behalf of a Seller)shall have the right, within [***] after the receipt of the Notice of Breach, to put Buyer or the Company in the same position in which it would have been if no such breach had occurred.
B)If the breach is not cured within [***] following receipt of the Notice of Breach, the Sellers shall, subject to the conditions, limitations and exclusions set forth in this Section 8 (Remedies), be liable in proportion to their respective direct holdings in Shares or Options, and not jointly (nicht solidarisch), to the Buyer for any damage, expense or cost (in all cases including interests but excluding loss of profit and/or punitive damages incurred and sustained by the Buyer or a Group Company (the "Damage") as a result of such misrepresentation or breach of warranty; such amount to be calculated as being the amount which would be necessary to put the Buyer and the Group Company (without double counting) into the financial position which would have existed if such warranty had been true and correct.

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8.2W&I Insurance
A)Buyer agrees that it will not be entitled to recover, and hereby irrevocably and unconditionally waives any and all rights to recover for, any claim for any Damage in excess of the Warranty Cap against a Seller arising out of or relating to a misrepresentation or a breach of a warranty set forth in Section 6 (Representations of each Seller) by such Seller except for (i) a claim arising out of or relating to a breach of a Fundamental Warranty, and (ii) except in case of fraud (Betrug) or intent (Absicht) or deceit (vorsätzliche Täuschung in the sense of art. 28, 41 (not including negligence), 192 para. 3 or to the extent mandatorily applicable art. 199 CO) or criminal act by such Seller. Buyer's sole remedy and recourse with respect to such claims will be against the W&I Insurance Policy. Any liability of any Seller in excess of the Warranty Cap is herewith excluded, including if no W&I Insurance Policy is obtained by Buyer or if a specific breach is not covered by the W&I Insurance Policy
B)Buyer agrees and acknowledges that the validity and collectability risk with respect to the W&I Insurance Policy as well as the risk that not all of Seller's representations and warranties set forth in Section 6 (Representations of each Seller) are covered by the W&I Insurance Policy shall solely and irrevocably rest with Buyer.
C)Buyer confirms to the Sellers that pursuant to the terms of the W&I Insurance Policy, the W&I Insurer will only be entitled to subrogate against a Seller in respect of a payment under the W&I Insurance Policy which arises in whole or in part out of Damage caused by such Seller's fraud (Betrug) or intent (Absicht) or deceit (vorsätzliche Täuschung in the sense of art. 28, 41 (not including negligence), 192 para. 3 or to the extent mandatorily applicable art. 199 CO) or criminal act.
8.3Notice of Breach
A)The Buyer shall deliver a written notice to the Sellers' Representative describing and substantiating the underlying facts in reasonable detail (including the amount of the reasonably anticipated Damage) of a claim for misrepresentation or breach of a warranty set forth in Section 6 (Representations of each Seller)and which shall specify the representation allegedly breached, as well as disclosing to the Sellers' Representative (to the extent known or available) documents and information in support of such claim (the "Notice of Breach") no later than [***] after the Buyer becomes actually aware of a misrepresentation pursuant to Section 6 (Representations of each Seller)
B)Failure to deliver a Notice of Breach within the time period set forth in Section 8.3a) shall not exclude or limit Sellers' liability related to such breach, except to

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the extent the Buyer's failure to duly and timely notify the Sellers caused an increase or non-reduction of the Damage.
C)The regimen provided for in this Section 8.3 shall be in lieu of the Buyer's duty to immediately inspect and notify Sellers in accordance with article 201 CO.
D)The Sellers confirm that they have reviewed immediately prior to the Closing Date, but no earlier than [***] before the Closing Date, the representations and warranties in Section 6 (Representations of each Seller) and have enquired with [***] in order to identify any facts or circumstances that have become known after the date of signing of the NEA (irrespective of when the underlying events have occurred) and render Insured Warranties and Tax Indemnities, that were held to be true and accurate as of the date of signing of the NEA, to be no longer true and accurate on the Closing Date ("Bring-Down of Disclosures"). The Sellers have disclosed the results of the Bring-Down of Disclosures to the Buyer substantially in the form attached hereto as Annex 8.3d). The Sellers note that in the Bring-Down of Disclosures qualifies the insured warranties and tax indemnities to which the disclosed facts or circumstances relate and relieve the Sellers from any liability for a breach of the respective insured warranties and tax indemnities resulting from the disclosed facts or circumstances.
8.4Term
A)Any claims by the Buyer for misrepresentations shall be time barred (verjährt) and forfeited (verwirkt) unless and to the extent the Buyer delivers to the Sellers a Notice of Breach within the following time limits:
(i)unless otherwise set forth in this Section 8.4, before the lapse of eighteen months from the Closing Date;
(ii)with regard to the Fundamental Warranties, before the lapse of a period of seven years from the Closing Date;
(iii)with regard to the representations pursuant to Section 6.7 (Intellectual Property Rights), before a lapse of a period of five years from the Closing Date;
(iv)with regard to the representations pursuant to Section 6.13 (Taxes), before the lapse of a period of three months from the date on which the relevant statute of limitation has expired, but in any case five years from the Closing Date.
B)The time periods set forth above are (only) complied with if the Sellers' Representative receives a Notice of Breach in accordance with Section 8.3;

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C)Further, claims of the Buyer shall be time barred (verjährt) and forfeited (verwirkt) if the Buyer does not commence formal proceedings against the Sellers with respect to such breach and claim within [***] from the lapse of the applicable limitation period set forth in Section 8.4a). For clarity, it is understood that the filing of an application for conciliation (Einreichung eines Schlichtungsgesuches) does not qualify as commencement of a formal action for performance.
D)The provisions of this Section 8.4 (Term) shall be in lieu of, and supersede, the provisions of article 210 CO which does not apply to this Agreement.
8.5Third Party Claims
If any claim is brought or threatened to be brought after the Closing Date by a third party (including a Tax authority or other Governmental Authority or body), against the Buyer or the Company, which may qualify as a breach of a representation or warranty under this Agreement by the Sellers, the Buyer shall notify the Sellers' Representative of such claim (a "Third Party Claim") according to Section 8.3 (Notice of Breach), it being understood that the Buyer shall be free in the conduct of proceedings with respect to Third Party Claims provided, however, that the Buyer shall not settle any such Third Party Claim without the prior written consent of the Sellers (such consent not to be unreasonably withheld, delayed or conditioned), except where on-settlement would be materially prejudicial to the Company's business in which case the Buyer shall be free to settle Third Party Claims without the consent of the Sellers.
8.6Exclusion of Liability
Seller's liability under this Agreement relating to a misrepresentation or a breach of a warranty set forth in Section 6 (Representations of each Seller) shall be excluded or reduced to the extent that:
A)a breach has been cured pursuant to Section 8.1 (Sellers' Right to Cure and Sellers' Liability);
B)the matter giving rise to a claim has been specifically provided for in the Financial Statements or an amount has specifically been taken into account in connection with the calculation of the Base Purchase Price;
C)Buyer has recovered or could have recovered from a third party (including recovery under any insurance policy other than the W&I Insurance Policy) after deduction of all reasonable costs and expenses incurred in making such;
D)with respect to Taxes, a tax loss carry forward (Verlustvortrag) can be used to set-off any such Taxes;

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E)the Buyer (including, following Closing, the Group Companies) failed to use its best efforts to mitigate the Damage (Schadensminderungspflicht);
F)such liability is resulting from or attributable to any act, omission, transaction or voluntary arrangement of the Buyer or any of its Affiliates (including, following Closing, the Group Companies);
G)the claim arises or increased as a result of the passing of or any change in any legislation, regulation or rule of law or administrative practice of any Governmental Authority or regulatory body after the Closing Date;
H)the Buyer would recover from the Sellers, under this Agreement or otherwise, more than the amount of Damage actually incurred by the Buyer and/or the Company; or
I)except for Fundamental Warranties, the facts, matters or circumstances giving rise to a claim have been Fairly Disclosed to the Buyer.
For the avoidance of any doubt, the Buyer is not entitled to any double recovery of the same damage under any provision or title of this Agreement or otherwise.
8.7Threshold and De Minimis Amount; Liability Cap
A)Except for claims brought against the Sellers for breach or misrepresentation of Fundamental Warranties, none of the Sellers shall be liable to the Buyer for claims asserted by the Buyer against any of the Sellers for breach or misrepresentation of Sellers' representations under Section 6 (Representations of the Sellers), unless
(i)each such claim exceeds, on a stand-alone basis, the amount of CHF [***] (the "De Minimis"), it being understood that for the calculation of the De Minimis, a series of claims shall be regarded as one single claim if such claims are based on substantially the same factual circumstances, irrespective of whether they are brought by one or several claimants; and
(ii)the amount of claims by the Buyer, on an aggregate basis, exceeds CHF [***] (the "Threshold Amount"), in which case, subject to the limitations set forth in this Agreement, all Damages may be claimed by the Buyer.
B)The maximum aggregate liability of a Seller for any Damage incurred by the Buyer or any Group Company
(i)as a result of a breach or misrepresentation of a warranty set forth in Section 6 (Representations of each Seller) other than a Fundamental Warranty or in the circumstances set forth in (ii) below shall be limited to, and shall in no event exceed, CHF [***] (the "Warranty Cap")

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(ii)as a result of a breach of a Fundamental Warranty or in case of fraud (Betrug) or intent (Absicht) or deceit (vorsätzliche Täuschung in the sense of art. 28, 41 (not including negligence), 192 para. 3 or to the extent mandatorily applicable art. 199 CO) or criminal act by a Seller shall in no event exceed 100% of the Purchase Price paid to the relevant Seller on a net, after Tax basis.
8.8Exclusive Remedies
The remedies of the Buyer in this Section 8 for breach of representations, shall be in lieu of, and not in addition to, the remedies and termination rights provided for by Applicable Law. All other remedies, including, without limitation, (i) any and all rights pursuant to articles 192 et seq. CO and articles 197 et seq. CO and any rights of a similar nature, (ii) the right to rescind this Agreement (Wandelung) or the right of purchase price reduction (Minderung) under article 205 CO or otherwise, (iii) the right to challenge the validity of this Agreement for fundamental error (Grundlagenirrtum) or invalidity (Nichtigkeit) or partial invalidity (Teilnichtigkeit) under articles 23 et seq. CO, and (iv) any remedies under the theory of culpa in contrahendo shall not apply and are hereby expressly waived to the greatest extent permissible under Applicable Law. For clarity, this Section does not exclude the mandatory articles 28 CO and 199 CO.
8.9Remedies of the Sellers
The provisions of this Section 8 shall apply mutatis mutandis with respect to any misrepresentation by the Buyer.
9.TAX INDEMNITY
The Sellers shall, irrespective of any fault (verschuldensunabhängig) or knowledge and without any limitations by this Agreement or the CO, indemnify and hold harmless the Buyer and the Company up to the maximum of the Adjustment Amount from and against, and shall compensate and reimburse the Buyer, or at the election of the Buyer, the Company at the Buyer's first demand for any and all Tax liability (including expenses for investigations and costs and expenses of attorneys, accountants, and other professional advisors) resulting from the following:
A)for any business events or transactions occurred in and of the Group Companies prior to the date hereof; and
B)relating to the assumption of a permanent establishment of the Company outside of Switzerland by any non-Swiss local Tax authority; and
C)relating to the freelancers qualified as employees of the Company by the competent Tax authorities; and
D)relating to Swiss and U.S. taxation [***], including social security deductions and salary withholding tax prior to and after the Closing Date; and

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E)relating to Deductions or Taxes, including social security contributions and salary tax withholdings) imposed on or otherwise incurred by the Company in connection with the payment of the Purchase price (to the extent not deducted from the Purchase Price in accordance with Section 2.4).
Above indemnification obligation shall be limited to and deducted from the Adjustment Amount, and after payment of the Adjustment Amount, from the Milestone Payments.
A claim against the Sellers in accordance with the preceding paragraph shall be the sole remedy of Buyer in respect of any breach of the undertaking in Section 9.
10.FURTHER UNDERTAKINGS
10.1Confidentiality
The Parties agree that the terms of this Agreement are confidential and shall continue to keep confidential the contents of this Agreement and shall not inform any third party about its content unless required to do so under Applicable Law, including stock exchange regulations and disclosure requirements under applicable accounting standards or rules or mutually agreed upon by the Parties (the "Confidentiality Undertaking"); it being understood and agreed that the foregoing Confidentiality Undertaking shall not restrict the Sellers or the Buyer from pursuing their rights and obligations under this Agreement and a Seller wishing to transfer its entitlement to receive a portion of the claim to a Milestone Payment under Section 4.5 shall be entitled to disclose a copy of this Agreement to a potential buyer being made aware of, and agreeing to comply with, the obligation of confidence owed in respect of this Agreement. Notwithstanding the aforesaid, any Seller which is an investment fund shall have the right to disclose to their limited partners and any co-investors this Agreement, provided such limited partners and any co-investors are subject to confidentiality. When disclosing information to the Sellers, the Buyer may notify the Sellers which materials (or individual portions thereof) are (i) publicly available information not subject to this Section 10.1, (ii) confidential information under this Section 10.1, which can be shared by the Sellers with Person subject to a customary confidentiality, or (iii) confidential information, which can only be shared with a third-party after receipt of Buyer's prior written approval.
The Parties acknowledge that the Buyer may be obligated to file under Applicable Laws a copy of this Agreement with Governmental Authorities, including, without limitation, the French Autorités des Marchés Financiers (the "AMF") and U.S. Securities and Exchange Commission. Sellers agree that Buyer and its Affiliates shall be entitled to make such a required filing, provided that it requests confidential treatment of the commercial terms and sensitive technical terms hereof to the extent such confidential treatment is reasonably available. In the event of any such filing, Buyer will provide the Sellers Representative with a copy of this Agreement marked

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to show provisions for which Buyer intends to seek confidential treatment and shall reasonably consider and incorporate the Sellers Representative’s timely comments thereon to the extent consistent with the legal requirements governing disclosure of material agreements and material information that must be publicly filed.
10.2Information Policy
The Parties will agree in good faith on the contents of all public announcements or press releases concerning this Agreement which will be published after signing of the NEA and/or Closing or at such time as may be agreed upon by the Parties, save for any specific disclosures contained therein required under Applicable Law or by any Governmental Authority (including any securities exchange) as determined solely by Buyer. Consent to such public announcements or press releases shall not be unreasonably withheld by either Party.
Simultaneously with any public announcement, the employees of the Group shall be informed by the Sellers in an appropriate manner about this Agreement.
10.3No Recourse; Discharge
A)Without prejudice to the remedies of Buyer against the Sellers and each of the Sellers, respectively, under this Agreement, Buyer shall from and after the Closing Date not, and shall procure that its Affiliates (including, after Closing, the Company and any other Group Company) shall not, make any claim against any of the current members of the board of directors and/or officers of the Company or any of its subsidiaries in connection with their acts or omissions up to and including the Closing Date, except in cases of fraud (Betrug) or deceit (vorsätzliche Täuschung in the sense of art. 28, 192 para. 3 or to the extent mandatorily applicable art. 199 CO) or criminal act.
B)Promptly following the Closing, the Buyer shall cause:
(i)    each Group Company to call and hold an extraordinary shareholders' meeting or the equivalent thereof; and
(ii)    a resolution to be passed at each such extraordinary shareholders' meeting granting unconditional discharge to the directors and officers of the relevant Group Company for their acts or omissions as directors and officers of such Group Company before (and including) the Closing Date (the "Discharge").
C)Granting of Discharge to the directors and officers of each Group Company shall be repeated on the occasion of the next ordinary shareholders' meeting or equivalent meeting of each Group Company following the Closing and any further ordinary shareholders meeting or equivalent meeting covering the period until the Closing Date.

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D)A copy of each resolution of the shareholders of a Group Company granting Discharge shall be delivered to the Sellers' Representative within ten Business Days after the date of the relevant meeting.
E)The Buyer shall procure that each Group Company will, as soon as practicable but not later than ten Business Days after the Closing Date, take the necessary steps to file with the respective commercial register authorities an application for deregistration of their directors and officers who resign as of the Closing Date in the respective commercial register.
F)The Buyer acknowledges that, if (to the extent permissible under this Section 10.3) legal action is taken against any former director or officer of any Group Company in respect of their acts or omissions in that capacity, the Buyer shall permit, and shall procure that the Group Companies will grant, such directors and officers access to the Group Companies' records and otherwise cause the relevant Group Company to use reasonable endeavors to assist that director or officer in defending any such action.
10.4Retention of and Access to Documents
The Buyer agrees that it shall keep and cause the Company to keep all books and records of the Company until the longer of (i) 10 years from the Closing Date or (ii) the period required by applicable mandatory law (in each case, without prejudice to any mandatory provision of applicable law requiring earlier deletion). During such period, the Buyer shall procure that the Company grants the Sellers access, during normal business hours, to such books and records (and allows them to make necessary copies at their expense) to the extent relevant in connection with any proceeding regarding actual or alleged breaches of this Agreement or with a third party, tax filing or audit or preparation of financial statements. The Parties shall, and shall procure that their Affiliates, fully cooperate with the other Party and its Affiliates regarding any such proceeding, tax filing or audit or preparation of financial statements.
10.5Termination of Certain Agreement
A)At the date hereof, certain Sellers are parties to the shareholders' agreement dated [***], as amended by addendum signed on [***] (the "SHA") and the investment agreements dated [***] (together the "IA"). Subject to the occurrence of Closing, the relevant Sellers herewith expressly and irrevocably waive any rights under the SHA or IA or any similar agreement that limit, restrict or forbid the execution, delivery and performance of this Agreement or the transactions contemplated hereby or that would grant to any of the Sellers any right to keep, purchase, or sell to a third party, any of the Shares. Subject to, and with effect as of, Closing, the Sellers herewith irrevocably terminate the SHA and the IA. For clarity, the foregoing is without prejudice to the rights of

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the Sellers among themselves under the SHA (e.g. distribution of exit proceeds) which do not affect the transaction contemplated under this Agreement.
B)At the date hereof, the Parties are parties to that certain NEA. Subject to, and with effect as of, Closing, the Parties herewith agree that any outstanding obligation under the NEA shall be replaced by, and superseded with, the Parties' obligations under this Agreement. Accordingly, the NEA shall at Closing no longer have any force or effect.
11.GENERAL PROVISIONS
11.1Notices
All notices and other communications to be given under or in connection with this Agreement shall be made in writing and shall be delivered by registered mail (return receipt requested) or by an internationally recognized courier, in all cases additionally as a matter of courtesy in advance by e-mail, to the following address:
If to any of the Sellers, to the Sellers' Representative as follows:
VISCHER AG
Dr. Matthias Staehelin
Aeschenvorstadt 4, P.O. Box, CH-4010 Basel, Switzerland
[***]
with a copy (which shall not constitute notice under this Agreement) to:
[***]
If to the Buyer:
GENFIT SA,
attn. Pascal Prigent
885 avenue Eugène Avinée Parc Eurasanté
59120 Loos, France
[***]
with a copy (which shall not constitute notice under this Agreement) to:
Niederer Kraft Frey Ltd
Philipp Haas
Bahnhofstrasse 53, CH-8001 Zurich, Switzerland
[***]
Each Party may at any time change its address by giving notice to the other Parties in the manner described above.

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11.2Waiver
The failure of any of the Parties to enforce any of the provisions of this Agreement or any rights with respect thereto shall (i) in no way be considered as a waiver of such provisions or rights and (ii) not in any way affect the validity of this Agreement. The waiver of any breach of agreement by any Party shall not operate to be construed as a waiver of any other prior or subsequent breach.
11.3Entire Agreement
Subject to the Confidentiality Undertaking which shall survive as stated in Section 10.1 (Confidentiality), this Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof, and shall supersede all prior oral and written agreements or understanding of the Parties relating hereto.
For clarity, the preceding sentence shall not apply to, nor affect, the CEO Separation Agreement set out in Annex 5.2g).
11.4Amendment
This Agreement (including this Section 11.4) may be amended only in writing through a document duly signed by the Buyer and each Seller.
11.5Severability
If any provision of this Agreement is held to be invalid or unenforceable for any rea-son it shall be revised rather than rendered void, if possible, in order to achieve the intent of the Parties to this Agreement to the fullest extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.
11.6No Assignment
Subject to Section 4.5, neither this Agreement nor any rights or obligations thereunder shall be assigned by any Party, including pursuant to a transfer of assets (Vermögensübertragung) or divestiture (Abspaltung), without the prior written consent of the other Parties.
11.7Taxes and Expenses
Unless provided otherwise herein, each Party shall bear all Taxes, costs and expenses incurred by it in connection with the negotiation, execution and consummation of this Agreement or for which it is statutorily liable.
11.8No Set-Off
Unless provided otherwise in this Agreement, no Party may set off any claim or payment under or in connection with this Agreement with any counterclaim.

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11.9Relationship between the Sellers and the Buyer
All obligations of the Sellers under this Agreement are several (Teilschuldnerschaft) and only in proportion to the shareholding of each Seller in the Company and not joint (keine Solidarschuldnerschaft), and no Seller shall be responsible for the obligations of any other Seller, it being understood and agreed that the shareholding of each Seller in the Company is as set forth in Annex 0.
The Sellers' rights under this Agreement are several (Teilgläubigerschaft).
11.10Sellers' Representatives
By virtue of their execution of this Agreement, (i) the Sellers designate and appoint VISCHER AG as their authorized representative and general attorney-in-fact under this Agreement with the right of substitution, to exercise any rights and to give and receive notices and communications on behalf of the relevant Sellers under this Agreement. Notices or communications to or from the Sellers' Representative constitute notice to or from the Sellers for all purposes under this Agreement.
In the event of the liquidation, incapacity or resignation of the Sellers' Representative, a successor sellers' representative will be appointed promptly by the Sellers, and the Sellers will so notify the Buyer. Each successor sellers' representative has all of the power, authority and rights conferred by this Agreement upon the original Sellers' Representative.
A decision, act, consent or instruction of the Sellers' Representative constitutes a decision of the relevant Sellers and is final, binding and conclusive upon the relevant Sellers, and the Buyer may rely upon any such decision, act, consent or instruction of the Sellers' Representative as being the decision, act, consent or instruction of the relevant Sellers.
The Sellers' Representative will have no liability to any person for any act done or omitted under this Agreement while acting in good faith and not in a manner constituting gross negligence or willful misconduct.
This appointment and grant of power and authority by the Sellers to the Sellers' Representative pursuant to this Section is irrevocable and may not be terminated by the act of any Seller or by operation of law, whether upon any insolvency event of any Seller, or by the occurrence of any other event.
12.GOVERNING LAW / ARBITRATION
12.1Governing Law
This Agreement and any claim arising out of or in connection therewith shall be governed by, and construed in accordance with, the substantive laws of Switzerland, excluding its rules on conflict of laws and excluding international treaties or

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international conventions (in particular the Vienna Convention on the International Sale of Goods dated 11 April 1980; CISG).
12.2Arbitration
Any dispute, controversy or claim arising out of, or in relation to, this Agreement, including the validity, invalidity, breach, or termination thereof, shall be resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Arbitration Center in force on the date on which the notice of arbitration is submitted in accordance with these rules. The number of arbitrators shall be three. The seat of the arbitration shall be in Zurich. The arbitral proceedings shall be conducted in the English language.
[SIGNATURE PAGE FOLLOWS]

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This Agreement so agreed on the date set forth on the cover page of this Agreement.
Seller 1:
[***]

Seller 2:
[***]

Seller 3:
[***]

Seller 4:
[***]

Seller 5:
[***]

Seller 6:
[***]

Seller 7:
[***]

Seller 8:
[***]

Seller 9:
[***]

Seller 10:

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[***]

Seller 11:
[***]

Seller 12:
[***]

Seller 13:
[***]

Seller 14:
[***]

Seller 15:
[***]

Seller 16:
[***]

Seller 17:
[***]

Seller 18:
[***]

Seller 19:
[***]

Seller 20:
[***]

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Seller 21:
[***]

Seller 22:
[***]

Seller 23:
[***]

Seller 24:
[***]

Seller 25:
[***]

Seller 26:
[***]

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The Buyer:
GENFIT SA

Pascal Prigent
Chief Executive Officer:

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ANNEXES

Annex 0	Sellers' holding of Shares and Options
Annex 1	Definitions
Annex 2.4.2	Calculation of Deductions
Annex 2.4.3a)	Company's Bank Account
Annex 3.2	Sample Calculation of the Base Purchase Price, including Cash and Debt Definitions
Annex 3.3	Sellers' Representative Bank Account
Annex 4.4	Form of Report on Clinical and Regulatory Development
Annex 5.2e)	IP Transfer Agreements and Execute License Agreement Amendment
Annex 5.2g)	CEO Separation Agreement
Annex 5.2h)	Addendum Engagement Letter Torreya Partners (Europe) LLP
Annex 6.5a)	Financial Statements
Annex 6.7a)(i)	Owned Intellectual Property Rights
Annex 6.7c)	Licensing Agreements
Annex 6.15	Pension Arrangements
Annex 6.17d)	Related Party Arrangements
Annex A	List Data Room USB-Stick

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Annex 1:    Definitions

Accounting Principles	means the CO as correctly and consistently applied in the past with correctness prevailing over consistency.
ACLF	means Acute-on-Chronic Liver Failure.
Adjustment Amount	shall have the meaning assigned to such term in Section 3.5.
Affiliate(s)	shall mean any Person that directly or indirectly controls, is controlled by or is under common control with the Person in question. For purposes of this definition, control of a Person means the power, direct or indirect, to direct the management and policies of such Person, whether by contract or otherwise; in any case control by a Person is given if it holds more than 50% of the voting rights of another Person.
Agreement	shall have the meaning assigned to such term in the Preamble.
AMF	shall have the meaning assigned to such term in Section 10.1.
Annex	shall mean any annex to this Agreement.
Applicable Law	shall mean, with respect to any Person, any domestic or foreign, federal, state, cantonal or local statute, law, ordinance, regulation, authorization, decision, injunction, decree, judgment, award of, or any agreement with, any Governmental Authority binding upon such Person or any of its businesses or assets.
Appraiser	shall have the meaning assigned to such term in Section 3.6.2a).
Base Purchase Price	shall have the meaning assigned to such term in Section 3.1.
Business Day(s)	shall mean any day, other than a Saturday or a Sunday, on which banks in the city of Zurich, Switzerland, are open for business to the public.
Buyer	shall have the meaning assigned to such term on the cover page.
Cash	shall mean on a consolidated basis cash and cash equivalents as the aggregate amount of (i) cash on hand, (ii) immediately available amount of demand deposits with banks, financial or other similar institutions, (iii) certified cheques, (iv) all cash equivalents freely available to the Company, including interest bearing short and long-term receivables (each in the meaning of Swiss GAAP) and (v) prepayments for liabilities to be incurred post Closing (including amounts paid for invoices issued by third parties where services or products have not yet been provided to Versantis); (vi) receivables due and recoverable from tax authorities and (vii) receivables from third parties which are actually paid to the Company within 60 days of Closing

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CEO Separation Agreement	shall have the meaning assigned to such term in Section 5.2g).
Change of Control
means (i) the sale or transfer of a substantial portion of the assets held by the Company that constitute or are otherwise related to [***] and having a material and adverse impact on the attainability of any Milestone Event, (ii) upon a merger, consolidation, listing or acquisition of the Company in which the Buyer and its Affiliates collectively cease to own more than 50% of the voting equity securities of the Company.

CHF	shall mean Swiss Francs being the lawful currency of Switzerland.
Closing	shall have the meaning assigned to such term in Section 5.1.
Closing Date	shall have the meaning assigned to such term in Section 5.1.
CO	shall mean the Swiss Code of Obligations (SR 220).
Commercially Reasonable Efforts	shall have the meaning assigned to such term in Section 4.3a).
Common Shares	shall have the meaning assigned to such term in the Preamble A.
Company	shall have the meaning assigned to such term in the Preamble A.
Company Account	shall have the meaning assigned to such term in Section 2.4.3a).
Company's Intellectual Property Rights	shall have the meaning assigned to such term in Section 6.7c).
Confidentiality Undertaking	shall have the meaning assigned to such term in Section 10.1.
Damage	shall have the meaning assigned to such term in Section 8.1b).
De Minimis	shall have the meaning assigned to such term in Section 8.7a)(i).

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Debt
means mean on a consolidated basis any third party debt, including but not limited to bank debt, factoring facilities, accrued outstanding interest, mezzanine or hybrid capital, shareholder loans or similar items, plus the sum of any (i) third party accounts payables, (ii) accruals for invoices outstanding; (iii) Taxes actually due and payable (all in the meaning of Swiss GAAP) excluding any operating lease commitments, except any pending amounts due at time of closing which should be added back, plus any Transaction Expenses which is not yet reflected as Deduction or Debt, and (iv) any accruals and/or provisions for bonuses, overtime compensation and holidays.
In addition, Debt shall include:
A)any Swiss withholding tax payment obligation incurred by the Company as a result of a payment or benefit (in cash or kind) made/conferred, or agreed to be made/conferred, by a Group Company (or on their behalf) to, on behalf of, or for the benefit of, a Seller or an Affiliate or a Related Person of a Seller since July 1, 2022, until the Closing Date, including without limitation:
(i)any dividend, distribution of profits or assets, direct or indirect return or repayment of equity or loan capital declared, made or agreed to be made;
(ii)any assumption or discharge (whether conditional or not) by any Group Company of any Liability of such Seller or Related Person;
(iii)any waiver of any Liability owed by such Seller or Related Person, directly or indirectly, to a Group Company;
(iv)any transaction with, or payment to or for the economic benefit of, any Seller or Related Person, effected by any Group Company;
B)any invoice which should have been issued to the Company between July 1, 2022, and the Closing Date but which was requested by the Company or any of the Sellers to be issued after the Closing Date and relates to a service rendered to or an obligation of the Company prior to the Closing Date.

Deductions	shall have the meaning assigned to such term in Section 2.4.2.
Discharge	shall have the meaning assigned to such term in Section 10.3b).

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Disclosed Information	shall mean all information contained in the virtual data room maintained by the Company, the complete contents of which are contained in the USB-stick with the table of content listed in Annex A.
Disputed Items	shall have the meaning assigned to such term in Section 3.6.1d).
Employee Shares	shall have the meaning assigned to such term in Section 2.4.1.
Expert	shall have the meaning assigned to such term in Section 4.4c).
Fairly Disclosed
shall mean the fair, specific and non-misleading disclosure of a fact or circumstance made prior to the signing of the NEA in a manner which allowed the Buyer, without performing factual or additional inquiries or cross-examinations of other documents, to reasonably identify the impact of such fact or circumstance on the business operations, the financial situation and the prospects of the Company and its and its subsidiaries business. The concept of fair disclosure as defined herein shall supersede article 200 of the CO.

Final Adjustment Amount	shall have the meaning assigned to such term in Section 3.6.1d).
Financial Statements	shall have the meaning assigned to such term in Section 6.5a).
Fundamental Warranties	shall have the meaning assigned to such term in Section 6.
Governmental Authority	shall mean any domestic, foreign, state, federal, cantonal, municipal or local governmental authority, quasi-governmental authority, court, government organization, self-regulatory organization, supervisory authority, tribunal, arbitration tribunal or supranational organization (including the European Union).
Group / Group Companies	shall mean the Company and Versantis, Inc. collectively.
Group Company	shall mean any of the Company or Versantis, Inc..
IA	shall have the meaning assigned to such term in Section 10.5.
Initial Consideration	shall have the meaning assigned to such term in Section 3.1a).

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Intellectual Property Rights	shall mean patents, patent applications (including provisional and non-provisional applications) including all patent cooperation treaty (PCT) applications, divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, supplemental protection certificates, confirmations, registrations, any other pre- or post-grant forms of any of the foregoing, trademarks, copyrightable works, designs, corporate names and domain names.
IP Transfer Agreements	shall have the meaning assigned to such term in Section 5.2e).
Key Employees	shall mean [***].
Licensed Intellectual Property Rights	shall have the meaning assigned to such term in Section 6.7c).
Lien	shall mean any lien, encumbrance or other security interest, irrespective of whether such lien arises under an agreement, by operation of law or by means of a judgment or decree.
Litigation	shall have the meaning assigned to such term in Section 6.12a).
Material Contracts	shall have the meaning assigned to such term in Section 6.17a).
Milestone Event(s)	shall have the meaning assigned to such term in Section 4.2.
Milestone Payment(s)	shall have the meaning assigned to such term in Section 4.2.
Milestone Notice Date	shall have the meaning assigned to such term in Section 4.1.
NEA	shall have the meaning assigned to such term in Preamble G.
Net Proceeds	shall have the meaning assigned to such term in Section 4.2c).
Notice of Breach	shall have the meaning assigned to such term in Section 8.3a).
Notice of Objection	shall have the meaning assigned to such term in Section 3.6.1d).

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OFAC	shall have the meaning assigned to such term in Section 6.18d)(iii).
Option(s)	shall have the meaning assigned to such term in Preamble B.
Owned Intellectual Property Rights	shall have the meaning assigned to such term in Section 6.7a).
Party / Parties	shall have the meaning assigned to such term on the cover page.
Pension Plans	shall have the meaning assigned to such term in Section 6.15b).
Permits	shall mean governmental licenses, permits, approvals, clearances, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices, listings, designations or other authorizations that are necessary for the conduct of the business and operations of the Company as conducted on the date of this Agreement.
Person	shall mean any natural person, corporation, limited liability company, general or limited partnership, trust, unincorporated organization, government agency or department, joint venture or any other person or entity doing business.
Personal Data	shall have the meaning assigned to such term in Section 6.18c)(i).
Positive Phase II Clinical Trial Results	shall have the meaning assigned to such term in Section 4.2c).
Preamble	shall mean the preamble to this Agreement.
Preferred Shares	shall have the meaning assigned to such term in the Preamble A.
Products	shall mean any biological or drug candidate, compound or product being researched, tested, developed, manufactured and/or distributed, generated using or which incorporates the Group's technology whereby any drug candidate, compound or product licensed by the Company to a third party prior to the date of this Agreement shall not be considered as a Product.

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Proposed Adjustment Amount	shall have the meaning assigned to such term in Section 3.6.1a).
PRV	shall have the meaning assigned to such term in Section 4.2c).
Purchase Price	shall have the meaning assigned to such term in Section 3.1.
Regulatory Approval	shall have the meaning assigned to such term in Section 4.2b).
Related Person	shall mean an employee, officer, director, manager or member of any corporate body, including shareholders, (and their respective immediate family) or, as regards individuals, the immediate family of such individuals.
Restricted Parties	shall have the meaning assigned to such term in Section 6.18e)(ii).
Sanctioned Countries	shall have the meaning assigned to such term in Section 6.18e)(i).
Sanctions	shall mean any economic or financial sanctions, export controls, trade restrictions, embargoes or other similar laws, regulations, rules, measures or restrictions, including any restricted or designated party lists, orders or requirements, in each case, in force from time to time and imposed, administered or enforced by a Sanctions Authority.
Sanctions Authority	shall mean any (a) the United States of America; (b) the United Nations; (c) the European Union or any of its member states; (d) the United Kingdom; (e) the applicable Governmental Authorities of any of the foregoing including the OFAC, the United States Department of State and Her Majesty's Treasury; and (f) any other Governmental Authority with jurisdiction over the Group Companies that imposes, administers or enforces Sanctions.
Section	shall mean any section of this Agreement.
Seller(s)	shall have the meaning assigned to such term on the cover page.
Sellers 1 to 26	shall have the meaning assigned to such term on the cover page.

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Sellers' Knowledge
or any similar knowledge qualification means the actual knowledge of any of [***] at or prior to the Closing Date or the knowledge they should have, had they made due inquiry with the respective employee or consultant entrusted with such matter.

Sellers' Majority	shall have the meaning assigned to such term in Section 4.4c).
Sellers' Representative	shall have the meaning assigned to such term on the cover page.
Sellers' Representative Bank Account	shall have the meaning assigned to such term in Section 3.3.
Series A Preferred Shares	shall have the meaning assigned to such term in the Preamble A.
Series B Preferred Shares	shall have the meaning assigned to such term in the Preamble A.
SHA	shall have the meaning assigned to such term in Section 10.5.
Share(s)	shall have the meaning assigned to such term in Preamble A.
Tax	shall mean (i) all taxes,, including corporate or personal income and profit taxes, capital taxes, stamp duties (both on the issuance and on the transfer of securities), withholding and source taxes, VAT, gains, sales, transfer, license, payroll, employment, social security, pensions, customs, equity, stamp, estimated taxes and all other taxes, duties, charges, levies or imposts imposed by a Governmental Authority and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed in connection with any item described in paragraph (i).
Tax Ruling	shall mean the tax rulings regarding "[***]" filed with the Zurich and Grisons cantonal Tax authorities on [***].
Third Party Claim	shall have the meaning assigned to such term in Section 8.5.
Threshold Amount	shall have the meaning assigned to such term in Section 8.7a)(ii).

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Transaction Expenses
means without duplication and, to the extent not paid and remaining payable, the aggregate amount of any and all fees and expenses (excluding Sellers' expenses) incurred by or on behalf of, or paid or to be paid directly by, the Company or any person that the Company pays or reimburses or is otherwise legally obligated to pay or reimburse in connection with the negotiation, preparation or execution of this Agreement or the performance or consummation of the transactions contemplated hereby or thereby, including (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby; (ii) any fees or expenses associated with obtaining the release and termination of any Lien in connection with the transactions contemplated hereby; (iii) all brokers', finders' or similar fees specifically required in connection with the transactions contemplated hereby; (iv) other than amounts payable pursuant to Section 2.4, any liability resulting from any cancellation of Options (except such cancellation is reflected in the Purchase Price), change of control payments or similar amounts payable by the Company and specifically triggered by the transactions contemplated hereby.

U.S. Holder Options	shall have the meaning assigned to such term in Section 2.2.
U.S. Seller	shall have the meaning assigned to such term in Section 2.2.
VAT	shall mean value added tax (Mehrwertsteuer).
VS-01	shall mean an intraperitoneal liposomal formulation for which intellectual property is defined by patent family entitled “[***]” (see e.g. [***]).
VS-02	shall mean an urease inhibitor for which intellectual property is defined by patent family entitled “[***]” (see e.g. [***]).
W&I Insurance Policy	shall mean any buyer-side warranty and indemnity insurance policy entered into by the Buyer in respect of this Agreement and the transactions contemplated herein.
W&I Insurer	shall mean the provider of the W&I Insurance Policy.
Warranty Cap	shall have the meaning assigned to such term in Section 8.7a)8.7b)(i).

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